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                                                                     Exhibit 2.1



                            ASSET PURCHASE AGREEMENT

                                      AMONG

                  DICK BROADCASTING COMPANY, INC. OF TENNESSEE,

                   DICK BROADCASTING COMPANY, INC. OF ALABAMA,

                  DICK BROADCASTING COMPANY, INC. OF NASHVILLE,

                            DICK RADIO ALABAMA, INC.,

                                   DFT REALTY,

                               DFT REALTY II, LLC,

                          CERTAIN SPECIFIED INDIVIDUALS

                                       AND

                          CITADEL BROADCASTING COMPANY







                         EFFECTIVE AS OF APRIL 30, 2000


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement"), made effective as of April 30, 2000, by and among (i) DICK BROADCASTING COMPANY, INC. OF TENNESSEE, a Tennessee corporation ("DBC of Tennessee"); (ii) DICK BROADCASTING COMPANY, INC. OF ALABAMA, a Tennessee corporation ("DBC of Alabama"); (iii) DICK BROADCASTING COMPANY, INC. OF NASHVILLE, a Tennessee corporation ("DBC of Nashville"); (iv) DICK RADIO ALABAMA, INC., a Tennessee corporation ("DR Alabama"); (v) DFT REALTY, a Tennessee general partnership ("Knoxville R/P Holder"); (vi) DFT REALTY II, LLC, a Tennessee limited liability company ("Alabama R/P Holder");
(vii) JAMES ALLEN DICK, SR., JAMES ALLEN DICK, JR., CHARLES ARTHUR DICK, EMILY DICK McALISTER and JEANNETTE DICK HUNDLEY (collectively, "Stockholders"); and
(viii) CITADEL BROADCASTING COMPANY, a Nevada corporation ("Citadel").

                                    RECITALS:

         A. DBC of Tennessee (i) is the licensee of and owns and operates radio stations WIVK-FM, WNOX-AM, WNOX-FM and WSMJ-FM, each serving the Knoxville, Tennessee radio market (collectively, the "Knoxville Stations"); (ii) will be the licensee of and will own and operate radio stations WKDF-FM and WGFX-FM, each serving the Nashville, Tennessee radio market (collectively, the "Nashville Stations"), upon the effectiveness of the DBC of Nashville Merger; (iii) brokers time on radio station WOKI-FM, Oak Ridge, Tennessee, serving the Knoxville, Tennessee radio market pursuant to a local marketing agreement with Oak Ridge FM, Inc. ("WOKI"); and (iv) will be the licensee of and will own and operate radio station WRAX-FM, serving the Birmingham, Alabama radio market (also referred to and included in the collective term "Birmingham Stations" below), upon the effectiveness of the DR Alabama Merger.

         B. DBC of Alabama is the licensee of and owns and operates radio stations WZRR-FM, WYSF-FM, WJOX-AM and WAPI-AM, each serving the Birmingham, Alabama radio market (collectively with radio station WRAX-FM, the "Birmingham Stations"). The Knoxville Stations, the Nashville Stations, WOKI and the Birmingham Stations are collectively referred to herein as the "Stations."

         C. Knoxville R/P Holder owns various parcels of real property used in the operation of certain of the Knoxville Stations and WOKI. Alabama R/P Holder owns various parcels of real property used in the operation of certain of the Birmingham Stations.

         D. Stockholders, together with trusts which they have established for the benefit of their family members, own all of the issued and outstanding shares of capital stock of DBC of Tennessee. DBC of Tennessee owns all of the issued and outstanding shares of capital stock of DBC of Alabama. Stockholders (other than James Allen Dick, Sr.) own all of the issued and outstanding shares of capital stock of DBC of Nashville and DR Alabama. Eleven (11) Trusts are the sole partners of Knoxville R/P Holder. These Trusts and their respective Trustees are as follows: (1) James Allen Dick, Jr., Trustee of Sub-Trust #1 f/b/o Erik Dick under Irrevocable Grandchildren's Trust of James A. and Marilyn
M. Dick - dated December 30, 1989; (2) Emily


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Dick McAlister, Trustee of Sub-Trust #2 f/b/o Harry McAlister under Irrevocable
Grandchildren's Trust of James A. and Marilyn M. Dick - dated December 30, 1989;
(3) Franklin Young Hundley and Emily Dick McAlister, Trustees of Sub-Trust #3 f/b/o Frank Hundley III under Irrevocable Grandchildren's Trust of James A. and Marilyn M. Dick - dated December 30, 1989; (4) Franklin Young Hundley and Emily Dick McAlister, Trustees of Sub-Trust #4 f/b/o James Hundley under Irrevocable Grandchildren's Trust of James A. and Marilyn M. Dick - dated December 30, 1989;
(4) James Allen Dick, Jr., Trustee of Sub-Trust #1 f/b/o James Alexander Dick under Irrevocable Grandchildren's Trust of James A. and Marilyn M. Dick - dated December 10, 1990; (5) Emily Dick McAlister, Trustee of Sub-Trust #2 f/b/o Daniel Pierce McAlister under Irrevocable Grandchildren's Trust of James A. and Marilyn M. Dick - dated December 10, 1990; (6) James Allen Dick, Jr., Trustee f/b/o Carl Taylor Dick under Irrevocable Grandchildren's Trust of James A. and Marilyn M. Dick - dated December 21, 1992; (7) Charles Arthur Dick Trust f/b/o Peter Georges under Irrevocable Grandchildren's Trust, James A. and Marilyn M. Dick - dated November 11, 1992; (9) Emily Dick McAlister, Trustee f/b/o Matthew McAlister under Irrevocable Grandchildren's Trust of James A. and Marilyn M. Dick - dated December 20, 1993; (10) Charles Arthur Dick, Trustee f/b/o Charles William Dick under Irrevocable Grandchildren's Trust of James A. and Marilyn M. Dick - dated December 20, 1993; and (11) Charles Arthur Dick, Trustee f/b/o Gina Jeannette Dick and Marilyn Mandel Dick under Irrevocable Grandchildren's Trust of James A. and Marilyn M. Dick dated December 1, 1995. Two (2) trusts are the sole members of Alabama R/P Holder and own all the equity interests therein: (1) Franklin Young Hundley and Emily Dick McAlister, Trustees f/b/o Frank Hundley, III and James Hundley under Irrevocable Trust of Jeannette Dick Hundley dated November 14, 1992; and (2) James Allen Dick, Jr., Emily Dick McAlister and Charles Arthur Dick Trustees f/b/o James Allen Dick, Jr., Emily Dick McAlister and Charles Arthur Dick under Irrevocable Trust of James Allen Dick dated June 28, 1995.

         E. DBC of Tennessee, DBC of Alabama, DBC of Nashville, DR Alabama, Knoxville R/P Holder and Alabama R/P Holder are collectively referred to herein as "Sellers."

         F. Sellers desire to sell to Citadel, and Citadel desires to purchase from Sellers, substantially all of the assets of the Stations, all of the assets of Knoxville R/P Holder and substantially all of the assets of Alabama R/P Holder, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   DEFINITIONS

         The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Accounts Receivable" has the meaning specified in Section 9.3.

         "Accounts Receivable List" has the meaning specified in Section 9.3.

         "Act" means the Communications Act of 1934, as amended.



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         "Additional Letter of Credit" has the meaning specified in Section
3.2(a).

         "Adjustment Amount" has the meaning specified in Section 10.2(b).

         "Adjustment List" has the meaning specified in Section 10.2(b).

         "Affiliate" of any Person means any other Person (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, or (b) any interests of which are owned, in whole or in part, directly or indirectly, by the first Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls," "controlled by," and "under direct or indirect control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

         "Arbitrator" has the meaning specified in Section 3.4(d).

         "Asset Schedule " has the meaning specified in Section 2.1(a).

         "Assigned Contracts" has the meaning specified in Section 2.1(d).

         "Assumed Obligations" has the meaning specified in Section 2.3.

         "BCF" has the meaning specified in Section 3.4(a).

         "BCF Shortfall" has the meaning specified in Section 3.4(a).

         "Birmingham Stations" has the meaning specified in the recitals to this Agreement.

         "Business" means the business in which Sellers are now engaged.

         "Business Day" shall mean every day of the week excluding Saturdays, Sundays, Federal holidays, and such days when business is not regularly conducted in Knoxville, Tennessee.

         "Citadel Collection Period" has the meaning specified in Section 9.3.

         "Citadel Transaction Documents" has the meaning specified in Section 12.1.

         "Citadel's Disclosure Schedule" has the meaning specified in Section
5.3.

         "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Section 11.1.

         "Closing Date" has the meaning specified in Section 11.1.



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         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" has the meaning specified in Section 10.8.

         "Contracts" has the meaning specified in Section 4.9.

         "Damages" has the meaning specified in Section 14.1.

         "DBC of Nashville Merger" means the merger of DBC of Nashville with and into DBC of Tennessee, with DBC of Tennessee surviving such merger.

         "DOJ" has the meaning specified in Section 10.6.

         "DR Alabama Merger" means the merger of DR Alabama with and into DBC of Tennessee, with DBC of Tennessee surviving such merger.

         "Draw Condition" has the meaning specified in Section 15.2(a).

         "Draw Notice" has the meaning specified in Section 3.2(a).

         "Environmental Claims" means and includes, without limitation: (a) claims, demands, suits, causes of action for personal injury or lost use of property, or consequential damages, to the extent any of the foregoing arise directly or indirectly out of Environmental Conditions; (b) actual or threatened damages to natural resources; (c) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA or other Environmental Laws; (d) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; (e) claims for restitution, contribution or equitable indemnity from third parties or any governmental agency; (f) fines, penalties or Liens against property; (g) claims for injunctive relief or other orders or notices of violation from Governmental Authorities; and (h) with regard to any present or former employees, exposure to or injury from Environmental Conditions.

         "Environmental Conditions" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials by Sellers. With respect to claims by employees, Environmental Conditions also includes the exposure of Persons to Hazardous Materials within work places on any real estate owned or occupied by Sellers.

         "Environmental Laws" has the meaning specified in the definition of Hazardous Materials.

         "Environmental Noncompliance" means, but is not limited to: (a) the release or threatened release as a result of the activities of Sellers of any Hazardous Materials into the



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environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; (b) any facility operations, procedures, designs, etc. which do not conform to the statutory or regulatory requirements of the CAA, the CWA, the TSCA, the RCRA or any other Environmental Laws intended to protect public health, welfare and the environment; and (c) any condition noted in any environmental site assessments, studies, tests or reports performed or commissioned for the Real Property or Leaseholds which is concluded therein to create or cause to exist a recognized environmental condition (or words of similar import) or to pose an environmental risk.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means Chase Manhattan Trust Company, National
Association.

         "Escrow Agreement" means that certain Escrow Agreement dated as of May 9, 2000 among Citadel, DBC of Tennessee and the Escrow Agent, in the form attached as Exhibit A hereto.

         "Escrow Amount" has the meaning specified in Section 3.2(a).

         "Estimated Proration Schedule" has the meaning specified in Section 10.2(a).

         "Excluded Assets" has the meaning specified in Section 2.2.

         "FCC" means the Federal Communications Commission.

         "FCC Applications" has the meaning specified in Section 10.1.

         "FCC Approval" has the meaning specified in Section 10.1.

         "FCC Licenses" means the main station licenses for the Stations, together with each of the other consents, rights, licenses, permits and authorizations issued by the FCC and held by Sellers in connection with, or pertaining to, the conduct of the radio station business and operation of the Stations, together with any renewals and extensions thereof and any applications therefor pending on the Closing Date, and any and all applications made by Sellers for such consents, rights, licenses, permits and other authorizations.

         "Final Order" means a written action or order issued by the FCC or its staff setting forth the FCC Approval (or a denial thereof), (a) which action or order has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which action or order (i) no request has been filed and is pending for administrative or judicial review, rehearing, reconsideration, appeal or stay, and the time period for filing any such request and for the FCC to set aside the action on its own motion under the provisions of the Act or the rules, regulations and policies of the FCC has expired, or
(ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.



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         "FTC" has the meaning specified in Section 10.6.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.

         "Governmental Authority" means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials" means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases including but not limited to substances defined as "PCBs," "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C.
Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or any similar state law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now in effect (collectively, the "Environmental Laws"); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance.

         "Held Back Amount" has the meaning specified in Section 3.4(b).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness for Borrowed Money" means (a) all indebtedness of Sellers in respect of money borrowed (including, without limitation, indebtedness which represents the unpaid amount of the purchase price of any property), (b) all indebtedness of Sellers evidenced by a promissory note, bond or similar written obligation to pay money, (c) all indebtedness guaranteed by Sellers or for which Sellers are contingently liable, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse, and any commitment by which any such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, and (d) all monetary obligations of Sellers under any lease or similar arrangement, which obligations would be classified and accounted for as capital obligations on a balance sheet of Sellers under GAAP.

         "Indemnitee" has the meaning specified in Section 14.3.

         "Indemnitor" has the meaning specified in Section 14.3.



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         "Intellectual Property" has the meaning specified in Section 2.1(e).

         "Joint Venture" means Dick Broadcasting/Capitol Networks Joint Venture, a joint venture between DBC of Nashville and Capitol Radio Networks, Inc.

         "Knowledge" shall mean with respect to any statement the absence of actual present knowledge of any fact that would render the statement inaccurate.

         "Knoxville Stations" has the meaning specified in the recitals to this Agreement.

         "Leaseholds " has the meaning specified in Section 4.8.

         "Letter of Credit" has the meaning specified in Section 3.2(a).

         "Lickton Property" has the meaning specified in Section 10.17(a).

         "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

         "Material" or "material" shall mean significant, substantial and relevant under a commercially reasonable standard.

         "Mandatory Consents" has the meaning specified in Section 6.11.

         "Mergers" means, collectively, the DBC of Nashville Merger and the DR Alabama Merger.

         "Nashville Stations" has the meaning specified in the recitals to this Agreement.

         "Notice of Disagreement" has the meaning specified in Section 10.2(b).

         "Obligations" means, without duplication, all (a) Indebtedness for Borrowed Money, (b) accrued taxes, accounts payable, accrued liabilities and all other liabilities and obligations of the type normally required by GAAP to be reflected on a balance sheet, (c) commitments by which Sellers assure a creditor against loss, including the face amount of all letters of credit and, without duplication, all drafts drawn thereunder, (d) obligations guaranteed in any manner by Sellers, (e) obligations under capitalized leases in respect of which obligations Sellers are liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations under acceptance facilities, (g) obligations secured by a Lien on property of Sellers, (h) obligations under interest rate or currency exchange or swap agreements, (i) unsatisfied obligations for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (j) indebtedness issued or obligation incurred in substitution or exchange for any Obligations, (k) costs or expenses incurred by Sellers of any nature, whether or not currently payable, and (l) other liabilities



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or obligations of Sellers, in each of the foregoing instances whether absolute or contingent, known or unknown, and whether or not normally required by GAAP to be reflected on a balance sheet.

         "Permits" has the meaning specified in Section 4.17(b).

         "Permitted Exceptions" means those title exceptions which do not affect the Real Property in any material respect and which are acceptable to Citadel in its reasonable discretion.

         "Person" means an individual, corporation, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

         "Personal Property" has the meaning specified in Section 2.1(a).

         "Purchased Assets" has the meaning specified in Section 2.1.

         "Purchase Price" has the meaning specified in Section 3.1.

         "Real Property" has the meaning specified in Section 2.1(b).

         "Real Property Leases" has the meaning specified in Section 2.1(c).

         "Recipient" has the meaning specified in Section 10.8.

         "Richland Towers Agreement" has the meaning specified in Section 10.17(a).

         "Sellers" has the meaning specified in the recitals to this Agreement.

         "Sellers' Adjustment Amount" has the meaning specified in Section 10.2(b).

          "Sellers' Transaction Documents" has the meaning specified in Section 13.1.

         "Sellers' Disclosure Schedule" has the meaning specified in Section
4.3.

         "Stations" has the meaning specified in the recitals to this Agreement.

         "Supplemental Financial Statements" has the meaning specified in
Section 6.10

         "Taxes" means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing; (B) liability of any corporation for the payment of any amounts of the type described in clause



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(A) arising as a result of being (or ceasing to be) a member of any "affiliated group" (as that term is defined in Section 1504(a) of the Code) (or being included in any Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "Threshold" has the meaning specified in Section 14.5(a).

         "Titans Contract" means that certain Radio Broadcast Rights Agreement dated August 1, 1996 between Tennessee Football, L.P. and the Joint Venture.

         "Titans Contract Loss" has the meaning specified in Section 3.4(c).

         "Trade Agreements" has the meaning specified in Section 6.9.

         "Trade Imbalance" has the meaning specified in Section 6.9.

         "Trade Liabilities" has the meaning specified in Section 6.9.

         "Trade Receivables" has the meaning specified in Section 6.9.

         "Trade Schedule" has the meaning specified in Section 6.9.

         "Transferred Employees" has the meaning specified in Section 10.14(a).

         "WGFX" has the meaning specified in Section 10.17(a).

         "WOKI" has the meaning specified in the recitals to this Agreement.

         "WYSF" has the meaning specified in Section 10.16.

         "WYSF Transmitter Lease" has the meaning specified in Section 10.16.

                                    SECTION 2

                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, Sellers agree to sell, assign and convey to Citadel, and Citadel agrees to purchase, acquire and accept from Sellers, all of the Purchased Assets. The "Purchased Assets" consist of:

                  (a) All the tangible personal property, improvements and fixtures of every kind or nature used in the operation of the Stations in the ordinary course of business



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(the "Personal Property"), including, without limitation, the personal property described on Schedule 2.1 to this Agreement (the "Asset Schedule");

                  (b) All of the right, title and interest of Sellers or any of their Affiliates in and to any real property used in the operation of the Stations in the ordinary course of business which are described on the Asset Schedule (the "Real Property");

                  (c) The leasehold interests pursuant to the real property leases described on the Asset Schedule (the "Real Property Leases");

                  (d) All of the right, title and interest of Sellers or any of their Affiliates in and to those contracts, leases, licenses, memberships, agencies, permits and agreements, other than Real Property Leases, to which any Seller or any Affiliate thereof presently is a party or an assignee of a party which are described on the Asset Schedule (the "Assigned Contracts");

                  (e) The call letters of the Stations and all of the copyrights, trademarks, trade names and other similar rights, including applications and registrations therefor, used in connection with the past or present operation of the Stations in which any Seller or any Affiliate thereof has any right, title or interest, including, without limitation, those items listed on the Asset Schedule (collectively, the "Intellectual Property");

                  (f) The FCC Licenses, a complete list of which is included on the Asset Schedule;

                  (g) All books, records and accounts relating to the operation of the Stations, subject to the right of Sellers to make and retain photocopies thereof for Sellers' personal use and reference and to obtain access to such books, records and accounts in accordance with the provisions of Section 2.2(a); and

                  (h) All other assets owned by Sellers as of the date of this Agreement which are used or useful in connection with the operation of the Stations as of the date of this Agreement, real and personal, tangible and intangible.

         2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that there shall be excluded from the assets transferred or assigned to Citadel the following (collectively, the "Excluded Assets"):

                  (a) Except to the extent included in Section 2.1(g), all of Sellers' corporate books and records and other documents relating to the internal corporate affairs of Sellers, all other corporate records or files of Sellers not relating to the business or operation of the Stations, and all personnel records of employees who have not consented to the release of their personnel records;

                  (b) All cash, cash equivalents or similar type investments held by Sellers, such as certificates of deposit, Treasury bills and notes and other marketable securities on hand as of the Closing;



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                  (c) All accounts receivable relating to or arising out of the operations of Sellers and/or the Stations prior to the Closing;

                  (d) Assets not used or useful in connection with the Stations and all Contracts not assumed by Citadel;

                  (e) Any and all claims of Sellers with respect to transactions occurring or arising prior to the Closing Date, including, without limitation, notes receivable, intercompany debt, debts or other obligations due from Stockholders and claims for refunds of taxes for periods prior to the Closing Date;

                  (f) The Assets identified on Schedule 2.2(f) as Excluded Assets, if any;

                  (g) FCC Licenses for WOKI and other assets owned by the licensee of WOKI;

                  (h) The assets of Dick Broadcasting Company, Inc. of North Carolina (a wholly owned subsidiary of DBC of Tennessee) including, but not limited to, the assets of radio stations WKRR-FM, Asheboro, North Carolina, and WKZL-FM, Winston-Salem, North Carolina;

                  (i) The Beechcraft B300 KingAire airplane;

                  (j) Any and all policies of insurance, including, without limitation, any and all rights thereunder;

                  (k) All rights of any Seller to enforce (i) the obligations of Citadel to pay, perform or discharge the Assumed Obligations and (ii) all other obligations of Citadel under or in connection with, as well as all other rights of any Seller under or in connection with, this Agreement;

                  (l) Any and all claims or causes of action against third parties which may have accrued in favor of any Seller prior to the Closing Date;

                  (m) Any assets of any employee benefit plan of any Seller in effect as of the Closing Date (other than any assets specifically assumed by Citadel);

                  (n) All shareholder and member equity interests, and all other equity interests and securities, of or in any Seller (other than DBC of Tennessee's interest in the Joint Venture);

                  (o) The rights to the name "Dick Broadcasting" and derivations of that name and the rights to the names of each Seller and derivations of those names; and

                  (p) The assets of Alabama R/P Holder situated at 192 Lewis Street, Greensboro, North Carolina and leased to Dick Broadcasting Company, Inc. of North Carolina.



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Notwithstanding the foregoing, any asset which is described above but which is actually listed on the Asset Schedule shall be a Purchased Asset and not an Excluded Asset.

                  2.3 Obligations. Citadel shall not assume, and shall purchase the Purchased Assets free and clear of, any and all Obligations of Sellers, except that Citadel shall assume those Obligations of Sellers arising from and after the Closing Date (other than any liability or obligation for breach or default which occurred prior to the Closing Date) pursuant to each of (a) the Real Property Leases, (b) the Assigned Contracts, (c) those items subject to proration pursuant to Section 10.2, (d) the Trade Liabilities and (e) those additional items expressly set forth on Schedule 2.3 to this Agreement, if any (collectively, the "Assumed Obligations"). Citadel shall assume and agrees to pay, defend, discharge and perform as and when due all Assumed Obligations after the Closing Date.

                  2.4 Transactions Prior to the Closing. Prior to the Closing, Sellers may effect such transactions relating to ownership of Sellers or the Stations as they may determine in their discretion; provided that (a) at all times from the date of this Agreement to the Closing Date Sellers retain direct or indirect control of the Stations and the Purchased Assets are owned or held by Sellers or Affiliates of Sellers and (b) no such transaction prevents, delays or otherwise interferes with consummation of the sale of all of the Purchased Assets to Citadel in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Sellers and Stockholders shall cause, as soon as possible after the date hereof and in no event later than the Closing Date, the Mergers to be effected in accordance with all applicable laws and shall obtain all applicable consents of Governmental Authorities or other Persons (including without limitation the consent of the FCC). From and after the effectiveness of the Mergers, DBC of Tennessee shall have all rights and obligations of DBC of Nashville and DR Alabama under this Agreement.

                                    SECTION 3

                 PURCHASE PRICE; LETTER OF CREDIT; ESCROW AMOUNT

         3.1 Purchase Price. The purchase price for the Purchased Assets shall be $300,000,000, subject to adjustment as provided in Sections 3.4, 6.9 and 10.2 (the "Purchase Price"). At the Closing, Citadel shall deliver to DBC of Tennessee, as agent for Sellers, the Purchase Price in cash by wire transfer of immediately available, Federal funds to such account or accounts as directed in writing by Sellers to Citadel, less the Escrow Amount (unless previously returned to Citadel), which shall be paid to DBC of Tennessee, as agent for Sellers, pursuant to the Escrow Agreement.

         3.2 Letter of Credit; Escrow Amount.

                  (a) Simultaneously with the execution of this Agreement, Citadel shall (i) deliver, or cause to be delivered, to Sellers an irrevocable letter of credit in favor of Sellers, issued by Credit Suisse First Boston, in the amount of $28,000,000, which shall be in the form attached as Exhibit B hereto (such letter of credit, together with any extension or replacement thereof pursuant to Section 3.2(b), the "Letter of Credit") and (ii) deposit into escrow with the Escrow Agent, pursuant to the Escrow Agreement, cash in the amount of $2,000,000 (the "Escrow Amount").

                           (i) The Letter of Credit shall provide that the
                  issuing institution shall make payment on the Letter of Credit upon such institution's receipt of (x) a joint certificate from a duly authorized representative of Sellers and a duly authorized representative of Citadel certifying that a Draw Condition has occurred; or (y) a final non-appealable order of a court of competent jurisdiction to the effect that a Draw Condition has occurred. At the Closing, Sellers shall return the original Letter of Credit to Citadel for cancellation.

                           (ii) On the date hereof, Citadel and DBC of
                  Tennessee, on behalf of all Sellers, shall execute and deliver the Escrow Agreement. The Escrow Agent shall hold, invest and disburse the Escrow Amount (and interest earned thereon) in accordance with the Escrow Agreement. The Escrow Agreement shall provide that the Escrow Agent shall pay the Escrow Amount (A) to DBC of Tennessee upon the Escrow Agent's receipt of (x) a certificate from a duly authorized representative of DBC of Tennessee certifying that a Draw Condition has occurred (the "Draw Notice"), so long as the Escrow Agent does not receive a certificate from a duly authorized representative of Citadel, within 10 Business Days after the delivery of the Draw Notice to Citadel and the Escrow Agent in accordance with
                  Section 16.3 and the Escrow Agreement, stating that Citadel objects to the Draw Notice; (y) a joint certificate from a duly authorized representative of DBC of Tennessee and from a duly authorized representative of Citadel certifying that the Closing has occurred; or (z) a final non-appealable order of a court of competent jurisdiction to the effect that a Draw Condition has occurred; or (B) to Citadel in accordance with
                  Section 15.2(a). At any time prior to Closing, Citadel may elect, in its sole discretion, to replace the Escrow Amount with an irrevocable letter of credit in favor of Sellers issued by Credit Suisse First Boston, in the amount of $2,000,000, which shall be in the form of Exhibit B hereto (such letter of credit, together with any extension or replacement thereof pursuant to Section 3.2(b), the "Additional Letter of Credit"). Immediately upon the delivery of the Additional Letter of Credit to Sellers, Citadel and DBC of Tennessee shall execute and deliver a joint notice to the Escrow Agent instructing the Escrow Agent to release the entire Escrow Amount to Citadel.

                  (b) If, at a time when the Letter of Credit and Additional Letter of Credit (if applicable) would, by their respective terms, expire within 30 days, a bona fide dispute exists as to whether a Draw Condition has occurred, Citadel shall take such action as is necessary to either, in Citadel's discretion, (i) extend the expiration date of the Letter of Credit and Additional Letter of Credit (if applicable), (ii) deliver to Sellers replacement letters of credit in like amounts and substantially the same form from another financial institution with a net worth at least equal to that as of the date of this Agreement of Credit Suisse First Boston, or (iii) deposit $30,000,000 in escrow, or $28,000,000 if the Escrow Amount is still held by the Escrow Agent (pursuant to an escrow agreement in the form of the Escrow Agreement), until such time as such dispute is resolved. Citadel agrees that Sellers may, at their option, have Citadel's obligations under this Section 3.2(b) specifically enforced by a court of competent jurisdiction and that, if there is then pending litigation as to whether a Draw Condition has occurred, Citadel will not oppose specific enforcement of its obligations under this Section 3.2(b).

         3.3 Allocation of the Purchase Price. The parties hereto shall discuss in good faith and agree upon the allocation of the Purchase Price among the Purchased Assets for all purposes (including financial accounting and tax purposes). Sellers and Citadel shall each file their respective tax returns, including IRS Form 8594, in a manner consistent with such allocation. Neither Sellers nor Citadel shall, after filing IRS Form 8594, revoke or amend IRS Form 8594 without the written consent of the other parties.

         3.4 Purchase Price Adjustments.

                  (a) BCF Shortfall. In the event that the Stations' BCF for calendar year 2000, excluding any Titans Contract Loss for calendar year 2000, is less than $12,000,000 (such difference being referred to as the "BCF Shortfall"), Sellers shall pay to Citadel an amount equal to 20 times the BCF Shortfall. As used herein, "BCF" means broadcast cash flow, which is the difference between (i) gross revenue (including revenue under Trade Agreements), net of agency commissions, and (ii) operating expenses (including expenses under Trade Agreements), excluding depreciation and amortization, corporate general and administrative expenses (including without limitation capitalized leases, related-party rental expenses, taxes, interest and debt service) and non-cash and extraordinary charges. BCF shall be calculated on an accrual basis and in accordance with GAAP. Not later than March 31, 2001, Citadel shall deliver to Sellers a written calculation (together with supporting information) of the BCF Shortfall, if any, and, within 10 Business Days thereafter, Sellers shall pay to Citadel an amount equal to 20 times the BCF Shortfall. In the event Sellers' disagree with Citadel's calculation of the BCF Shortfall, Citadel and Sellers shall attempt in good faith to resolve such disagreement promptly. If such disagreement cannot be resolved by the parties within such 10-Business Day period, then such disagreement shall be submitted to the Arbitrator within 10 additional Business Days thereafter, pursuant to Section 3.4(d), and no payment shall be made by Sellers under this Section 3.4(a) until such time as the Arbitrator's final decision is rendered. The payment made by Sellers pursuant to this Section 3.4(a), if any, shall constitute an adjustment to the Purchase Price. If the Closing occurs in 2000, then from the Closing Date until December 31, 2000 Citadel shall (x) operate the Stations in accordance with good business practices and consistent with the Stations' budgets for calendar year 2000; and
(y) subject to Section 10.8, provide reasonable access to Sellers and their representatives, on a monthly basis, to financial information relating to the Stations' performance, including internal income statements, billing information and disbursement information.

                  (b) Hold Back for BCF Shortfall. If at the Closing Citadel and Sellers reasonably conclude, based upon the Supplemental Financial Statements delivered to Citadel hereunder, that there is likely to be a BCF Shortfall, then at the Closing Citadel shall withhold from the Purchase Price an amount equal to 20 times the estimated BCF Shortfall (such amount being referred to as the "Held Back Amount"). Citadel shall deposit the Held Back Amount with the Escrow Agent in an interest-bearing escrow account for the benefit of the ultimate recipient of the Held Back Amount. At such time, Citadel and Seller shall execute and deliver a new escrow agreement, in substantially the form attached as Exhibit A hereto, which shall govern the retention and release of the Held Back Amount. To the extent a payment is ultimately required from Sellers pursuant to Section 3.4(a), such payment shall be made first from the Held Back Amount and (x) if an additional amount is still due, such balance shall be paid by Sellers or (y) if the Held Back Amount exceeds the amount due, such excess amount, together with interest earned thereon, shall be released to Sellers. If no payment is ultimately required from Sellers pursuant to Section 3.4(a), then the entire Held Back Amount, together with interest earned thereon, shall be released to Sellers.

                  (c) Titans Contract. In the event that (i) the Closing occurs prior to the expiration of the 2000-2001 NFL season and (ii) Citadel suffers any Titans Contract Loss from the 2000-2001 NFL season, then Sellers shall pay to Citadel, within 10 Business Days after Citadel delivers to Sellers a written calculation (together with supporting information) of such Titans Contract Loss, an amount in cash equal to such Titans Contract Loss. As used in this Agreement "Titans Contract Loss" shall mean the excess of expenses incurred under or relating to the Titans Contract over income derived from or relating to the Titans Contract, whether directly or indirectly (through the Joint Venture). The Titans Contract Loss, if any, shall be calculated on an accrual basis in accordance with GAAP. In the event Sellers disagree with Citadel's calculation of the Titans Contract Loss suffered by Citadel from the 2000-2001 NFL season, Citadel and Sellers shall attempt in good faith to resolve such disagreement promptly. If such disagreement cannot be resolved by the parties within such 10-Business Day period, then such disagreement shall be submitted to the Arbitrator within 10 additional Business Days thereafter, pursuant to Section 3.4(d), and no payment shall be made by Sellers under this Section 3.4(c) until such time as the Arbitrator's final decision is rendered. The payment made by Sellers pursuant to this Section 3.4(c), if any, shall constitute an adjustment to the Purchase Price. If the Closing occurs prior to the end of the 2000-2001 NFL season, then from the Closing Date until the end of the 2000-2001 NFL Season Citadel shall (x) operate the Joint Venture in accordance with good business practices and consistent with the budget for the Joint Venture and the Titans Contract; and (y) subject to Section 10.8, provide reasonable access to Sellers and their representatives, on a monthly basis, to financial information relating to the Joint Venture's performance, including internal income statements, billing information and disbursement information.

                  (d) Arbitration. Any disagreement over the amount of payment due to Citadel pursuant to Section 3.4(a) or (c) shall be submitted to KPMG LLP in Nashville or Knoxville, Tennessee (the "Arbitrator") with instructions that the Arbitrator decide the dispute within 30 days after submission. The Arbitrator's determination shall be final, conclusive and binding on the parties hereto. The parties hereto shall share equally the cost and expense of the Arbitrator, but each party shall bear its own legal and other expenses.

                                    SECTION 4

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND STOCKHOLDERS

         In connection with the purchase and sale of the Purchased Assets under this Agreement and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, Sellers and Stockholders jointly and severally make the following representations and warranties to Citadel, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times); provided, however, that (a) James Allen Dick, Sr. is expressly excluded from any individual guaranty with respect to representations, warranties or covenants of Sellers and the remaining Stockholders; and (b) any representations, warranties and covenants made or given herein by Knoxville R/P Holder and/or Alabama R/P Holder and the respective trusts that own the partnership or membership interests therein are expressly limited to such entities and to the real property owned by them and sold to Citadel pursuant to this Agreement:

         4.1 Organization and Qualification.

                  (a) DBC of Tennessee. DBC of Tennessee is a corporation duly organized and validly existing under the laws of the State of Tennessee, and has full corporate power and authority (a) to own its assets and properties and to conduct the Business in which DBC of Tennessee is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. DBC of Tennessee has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. DBC of Tennessee's principal place of business is located in the State of Tennessee. DBC of Tennessee is duly qualified to do business as a foreign corporation in the State of Alabama. DBC of Tennessee does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person, other than DBC of Alabama and Dick Broadcasting Company Inc. of North Carolina. Stockholders, together with trusts which they created for the benefit of their family members, own all of the issued and outstanding shares of capital stock of DBC of Tennessee.

                  (b) DBC of Alabama. DBC of Alabama is a corporation duly organized and validly existing under the laws of the State of Tennessee, and has full corporate power and authority (a) to own its assets and properties and to conduct the Business in which DBC of Alabama is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. DBC of Alabama has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. DBC of Alabama's principal place of business is located in the State of Alabama. DBC of Alabama is duly qualified to do business as a foreign corporation in the State of Alabama. DBC of Alabama does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person. DBC of Tennessee owns all of the issued and outstanding shares of capital stock of DBC of Alabama.

                  (c) DBC of Nashville. DBC of Nashville is a corporation duly organized and validly existing under the laws of the State of Tennessee, and has full corporate power and authority (a) to own its assets and properties and to conduct the Business in which DBC of Nashville is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. DBC of Nashville has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. DBC of Nashville's principal place of business is located in the State of Tennessee. DBC of Nashville does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person. The Stockholders (other than James Allen Dick, Sr.) own all of the issued and outstanding shares of capital stock of DBC of Nashville.

                  (d) DR Alabama. DR Alabama is a corporation duly organized and validly existing under the laws of the State of Tennessee, and has full corporate power and authority (a) to own its assets and properties and to conduct the Business in which DR Alabama is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. DR Alabama has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. DR Alabama's principal place of business is located in the State of Alabama. DR Alabama is duly qualified to do business as a foreign corporation in the State of Alabama. DR Alabama does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person. The Stockholders (other than James Allen Dick, Sr.) own all of the issued and outstanding shares of capital stock of DR Alabama.

                  (e) Knoxville R/P Holder. Knoxville R/P Holder is a general partnership duly formed and validly existing under the laws of the State of Tennessee, and has full partnership power and authority (a) to own its assets and properties and to conduct the Business in which Knoxville R/P Holder is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. Knoxville R/P Holder has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. Knoxville R/P Holder's principal place of business is located in the State of Tennessee. Knoxville R/P Holder does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person. The partners in Knoxville R/P Holders are specified in the recitals to this Agreement.

                  (f) Alabama R/P Holder. Alabama R/P Holder is a limited liability company duly organized and validly existing under the laws of the State of Tennessee, and has full limited liability company power and authority
(a) to own its assets and properties and to conduct the Business in which Alabama R/P Holder is now engaged and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. Alabama R/P Holder has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business. Alabama R/P Holder's principal place of business is located in the State of Alabama. Alabama R/P Holder is duly qualified to do business as a foreign limited liability company in the State of Alabama. Alabama R/P Holder does not own, of record or beneficially, or have the right or obligation to acquire, any capital stock or equity interest or investment in any Person. The ownership of all of the equity interests in Alabama R/P Holder are specified in the recitals to this Agreement.

         4.2 Authority. The execution and delivery of this Agreement by each Seller, the performance by each Seller of its covenants and agreements hereunder and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or limited liability company (as applicable) action. This Agreement constitutes the valid and legally binding agreement of Sellers and Stockholders, enforceable against each of them in accordance with its terms.

         4.3 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement by Sellers or Stockholders, nor the consummation of the transactions contemplated hereby by Sellers or Stockholders, (a) violates or will violate any provision of the organizational documents of any Seller; (b) violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (c) violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which any Seller or any Stockholder is a party or by which any Seller, any Stockholder or any of the assets of any Seller or any Stockholder is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Schedule 4.0 to this Agreement ("Sellers' Disclosure Schedule"), no consent, approval or authorization of, or filing with, any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement by Sellers and Stockholders and the consummation of the transactions contemplated hereby by Sellers and Stockholders.

         4.4 Financial Statements. Sellers have delivered to Citadel the following financial statements with respect to the Stations: (a) the audited balance sheets as of December 31, 1998 and December 31, 1999 and the related statements of income and cash flows for each of the years then ended; (b) the unaudited balance sheet as of March 31, 2000 and the related statements of income and cash flows for the three months then ended; and (c) the monthly unaudited balance sheets and income statements for each month in 1999 and the first three months of 2000. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is accurate and complete in all material respects, (ii) is consistent in all material respects with the books and records of Sellers (which, in turn, are accurate and complete in all material respects) and (iii) fairly presents in all material respects the financial condition and results of operations of Sellers in accordance with GAAP (subject in the case of unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end audit adjustments), consistently applied, as of the dates and for the periods set forth therein.

         4.5 Absence of Certain Changes. Since December 31, 1999, except as disclosed in Sellers' Disclosure Schedule, there has not been any (a) material adverse change in the condition of any of the Stations, financial or otherwise, or in the results of operations, assets, liabilities or business of any of the Stations; (b) material damage or destruction, whether or not insured, affecting the operations of the Stations; (c) labor dispute or threatened labor dispute involving any of the employees of the Stations; (d) actual or threatened dispute pertaining to the Stations with any material provider of software, hardware or services; (e) material change in the customary methods of operations of the Stations; (f) except in the ordinary course of business or to the extent not material to the Business or financial condition of the Stations, sale or transfer of any tangible or intangible asset used or useful in the operation of the Stations, mortgage, pledge or imposition of any Lien on any such asset, lease of real property, machinery, equipment or buildings with respect to the Stations entered into or modification, amendment or cancellation of any of its existing leases relating to the Stations, or cancellation of any debt or claim; or (g) liability or obligation (contingent or otherwise) incurred under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practices.

         4.6 Taxes. Except as disclosed in Sellers' Disclosure Schedule, Sellers have filed or caused to be filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed by them with respect to the Stations and have paid all Taxes (including, but not limited to, income, franchise, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, penalties and fines) reflected as due on such returns, reports or declarations (whether or not shown on such returns, reports or declarations), or pursuant to any assessment received by any of them in connection with such returns, reports or declarations. All such returns, reports and declarations filed by or on behalf of Sellers are true, complete and correct in all material respects. No deficiency in payment of any Taxes for any period has been asserted against Sellers by any taxing authority which remains unsettled as of the date hereof, no written inquiries have been received by Sellers from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for Taxes. Since December 31, 1999, Sellers have not incurred any liability for Taxes which materially affects the operation of the Stations other than in the ordinary course of business. All Taxes attributable to the Stations or their income, operations or properties accruing up to and including the Closing have been or will be paid when due regardless of whether such Taxes are due and payable as of the Closing.

         4.7 Asset Schedule. The Asset Schedule includes complete and accurate
(a) listings of all Real Property; (b) listings of all Personal Property valued at $5,000 or more; (c) listings of all Real Property Leases and Assigned Contracts, none of which requires any consent of third parties in connection with the transactions contemplated hereby, except otherwise as indicated in Sellers' Disclosure Schedule; (d) listings of all of the Intellectual Property; and (e) listings of all of the FCC Licenses, all of the foregoing of which will, as of the Closing, be owned and held by Sellers as reflected in the Asset Schedule.

         4.8 Title to and Condition of Property.

                  (a) Title. Subject to the Permitted Exceptions, Sellers will as of the Closing have good, marketable and exclusive title to and undisputed possession of all of the real, personal and tangible property and improvements included in the Purchased Assets. Except as set forth on Sellers' Disclosure Schedule, the Purchased Assets are now free and clear of all Liens. Subject to the Permitted Exceptions, the Purchased Assets will, as of the Closing, be free and clear of all Liens.

                  (b) Condition. The Personal Property is in good operating condition, ordinary wear and tear excepted, adequate and suitable for the operation of the Stations as they are currently being operated, and in proper condition and repair so that the Stations can operate according to their FCC Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Act and in material compliance with all other applicable federal and state laws.

                  (c) Insurance. The Personal Property included among the Purchased Assets is and will be insured through the Closing Date in amounts adequate to replace or repair any casualty or other insurable loss to any of such property, as shown on Sellers' Disclosure Schedule.

                  (d) Sufficiency of Assets. The Purchased Assets include all of the assets, of a sufficient nature, condition and quantity, necessary to permit Citadel to operate the Stations immediately upon the Closing in the ordinary course of business and consistent with the past practices of Sellers. Sellers have not, since December 31, 1999, removed any material item of Personal Property from the Stations other than removals in the ordinary course of business which were not done in contemplation of the transactions contemplated hereby or where such item of Personal Property was replaced by substitution of equivalent Personal Property. None of the Excluded Assets identified on Schedule 2.2(f), individually or in the aggregate, is material to the operation of any of the Stations.

                  (e) Real Property Leases.

                           (i) The Asset Schedule contains accurate descriptions
of the Real Property Leases and the location of the real estate leased thereunder (the "Leaseholds") and the type of facility located on the Leaseholds. Sellers will as of the Closing have a valid leasehold interest in each of the Leaseholds.

                           (ii) None of the Leaseholds is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby, except for any consent listed on Sellers' Disclosure Schedule required of the landlords under the Real Property Leases. Sellers' right, title and interest in and to the Leaseholds will at the Closing be held by Sellers free and clear of all Liens.

                           (iii) The use for which the Leaseholds are put is not
in violation of any zoning provisions and is consistent with past practices. The use and occupancy of the Leaseholds by Sellers are permitted under the Real Property Leases and are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to Sellers and the Business, and Sellers have not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no facts relating to Sellers, and to
the Knowledge of Sellers and Stockholders, no facts relating to any other party, that would prevent the Leaseholds from being occupied and used by Citadel and/or any assignee of Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (v) There is not under any Real Property Lease any
material default by Sellers or any condition that with notice or the passage of time or both would constitute such a default, and Sellers have not received any notice asserting the existence of any such default or condition.

                           (vi) Each Real Property Lease is valid and binding
and in full force and effect as to Sellers and, to the Knowledge of Sellers and Stockholders, as to each other party thereto, and, except as disclosed on the Asset Schedule, has not been amended or otherwise modified.

                           (vii) The Leaseholds constitute all of the real
property in which any Seller has a leasehold interest or other interest or right (whether as lessor or lessee) and which is or will prior to the Closing be used in the operation of the Stations.

                  (f) Real Property.

                           (i) The Asset Schedule contains an accurate
description of the location of each parcel of the Real Property and the type of facility located on each such parcel. Sellers will as of the Closing have good and marketable title to the Real Property, in fee simple, subject only to the Permitted Exceptions.

                           (ii) None of the Real Property is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby. Sellers' right, title and interest in and to the Real Property will at the Closing be held by Sellers free and clear of all Liens except Permitted Exceptions.

                           (iii) The use for which the Real Property is put is
not in violation of any zoning provisions and is consistent with past practices. The use and occupancy of the Real Property by Sellers are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to Sellers and the Business, and Sellers have not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no condemnation proceedings or eminent
domain proceedings of any kind pending or, to the Knowledge of Sellers and Stockholders, threatened against the Real Property.

                           (v) All of the Real Property is occupied under a
valid and current certificate of occupancy or similar permit, except where no such permits are required. There are no facts that would prevent the Real Property from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (vi) The Real Property constitutes all of the real
property which is owned by any Seller and which is or will prior to Closing be used in the operation of the Stations.

         4.9 Contractual and Other Obligations. Set forth in the Asset Schedule is a listing of all (a) Real Property Leases; (b) contracts, agreements, licenses, leases, arrangements and other documents used solely in connection with the present operation of the Stations to which any Seller is a party or by which any Seller or any of the assets of any Seller are bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (c) uncompleted orders for the purchase by any Seller of materials, supplies, equipment and services for the requirements of the Stations existing as of the date hereof and with respect to which the remaining obligation of any Seller is in excess of $2,500; and (d) contingent contractual obligations and liabilities of any Seller known to Sellers existing as of the date hereof (all of the foregoing, collectively, the "Contracts"). Each of the Contracts is designated in the Asset Schedule either as an Assigned Contract, or as a Contract that will not be assigned to Citadel. Neither Sellers nor, to the Knowledge of Sellers and Stockholders, any other Person is in material default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. Except as disclosed in Sellers' Disclosure Schedule, no Seller is a party to any Contract which would terminate or be materially adversely affected by the consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all of the Assigned Contracts have been provided to Citadel.

         4.10 Compensation. Set forth in Sellers' Disclosure Schedule is a list of (a) all agreements between Sellers and their employees or other Persons providing services for compensation with regard to the Stations, whether individually or collectively, and (b) all employees of Sellers or other Persons providing services for Sellers with respect to the Stations entitled to receive annual compensation in excess of $5,000 and their respective positions, job categories and salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any such employee or other Person. Sellers have not informed any such employee or other Person that such Person will receive any increase in compensation or benefits or any ownership interest in any Seller or the Business. Except as disclosed in Sellers' Disclosure Schedule, all current employees of Sellers are "at will" employees and may be terminated by Sellers at any time, without liability or obligation, except the payment of normal compensation accrued up to the time of termination of employment, provided the termination is not unlawful under any applicable state or federal law or regulation and the provisions of the Worker Adjustment and Retraining Notification Act.

         4.11 Employee Benefit Plans.

                  (a) Sellers do not maintain or sponsor, and are not required to make contributions to or to pay benefits from, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees working, or who formerly worked, at any Station, except as set forth in Sellers' Disclosure Schedule. None of the plans, funds, policies, programs, arrangements or understandings of any Seller is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Sellers' Disclosure Schedule fully discloses all of the plans, funds, policies, programs, arrangements or understandings, whether oral or written, sponsored or maintained by any Seller pursuant to which any employee or former employee of any Station (or any dependent or beneficiary of any such employee) might be or become entitled to (1) retirement benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation or bonus awards;
(4) health care benefits; (5) disability income or wage continuation benefits;
(6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay; (9) any type of benefit offered under any arrangement subject to characterization as an "employee benefit plan" within the meaning of section 3(3) of ERISA; or (10) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true with respect to each Station: (A) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by Sellers; (B) all applicable requirements of law have been observed with respect to the establishment, operation and, if applicable, the termination thereof, and all applicable reporting and disclosure requirements have been timely satisfied; (C) no claim or demand has been made by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration; (D) any such plan represented by Sellers to be a "qualified" retirement plan satisfies, in both form and operation, the applicable requirements of Section 401(a) of the Code; and (E) any such plan may be terminated at any time without material liability resulting from such action. Sellers' 401(k) plan is "qualified" under the Code, and Sellers have received a favorable determination letter from the Internal Revenue Service with respect to such plan.

                  (b) Sellers have no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. Sellers are in compliance with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

         4.12 Labor Relations. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, Sellers, or the terms and conditions of employment, wages (including overtime compensation) and hours. Except as set forth in Sellers' Disclosure Schedule, the Stations are not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the Knowledge of Sellers and Stockholders, threatened against the Stations before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending against or, to the Knowledge of Sellers and Stockholders, threatened against or involving the Stations. No issue with respect to union representation is pending or, to the Knowledge of Sellers and Stockholders, threatened with respect to the employees of the Stations.

         4.13 Increases in Compensation or Benefits. Subsequent to December 31, 1999, there have been no increases in the compensation payable or to become payable to any of the employees of Sellers who work solely at the Stations, nor have Sellers paid or provided for any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) reasonable and customary increases made by Sellers in the ordinary course of business, (b) pursuant to currently existing plans or arrangements set forth in Sellers' Disclosure Schedule or (c) as was required from time to time by governmental legislation affecting wages. The vacation policy of Sellers is set forth in Sellers' Disclosure Schedule. No employee of any Seller who works solely at the Stations is entitled to vacation time in excess of two weeks during the current calendar year and no such employee has any accrued vacation time with respect to any period prior to the current calendar year, except as set forth in Sellers' Disclosure Schedule.

         4.14 Insurance. Sellers maintain insurance policies covering all of their properties and assets and the various occurrences which may arise in connection with the operation of the Stations, each of which policies is summarized in Sellers' Disclosure Schedule. Such policies are in full force and effect and all installments of premiums due thereon have been paid in full. Sellers have complied with the provisions of such policies. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. There has been no casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and Sellers are not aware of any casualty occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against any Seller for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible.

         4.15 Litigation; Disputes. Except as set forth in Sellers' Disclosure Schedule, there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the Knowledge of Sellers and Stockholders, threatened against or affecting any Seller or the Stations, and, to the Knowledge of Sellers and Stockholders, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Sellers have no Knowledge of any default under any such action, suit or proceeding. Sellers are not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the operation of the Stations.

         4.16 Environmental.

                  (a) Prior to the execution of this Agreement, Sellers have provided to Citadel a true and correct copy of all environmental site assessments, studies, tests, reports and communications relating to the Real Property and Leaseholds.

                  (b) With respect to the period of Sellers' ownership and use of the Real Property and Leaseholds and, to the Knowledge of Sellers and Stockholders, with respect to periods prior thereto, except as disclosed on Sellers' Disclosure Schedule, (i) there are no conditions, facilities, procedures or any other facts or circumstances that constitute

Environmental Noncompliance on any of the Real Property or Leaseholds and (ii) there is not constructed, placed, deposited, stored, disposed of, nor located on any of the Real Property or Leaseholds any asbestos in any form that has released or, unless disturbed, threatens to release airborne asbestos fibers in excess of applicable local, state and federal standards.

                  (c) With respect to the period of Sellers' ownership and use of the Real Property and Leaseholds and, to the Knowledge of Sellers and Stockholders, with respect to periods prior thereto, except as disclosed on Sellers' Disclosure Schedule, no structure, improvements, equipment, fixtures, activities or facilities located on any of the Real Property or Leaseholds uses Hazardous Materials except those used in the ordinary course of the Business and in compliance with applicable Environmental Laws.

                  (d) Except as specifically described on Sellers' Disclosure Schedule, there have been no releases or threatened releases of Hazardous Materials into the environment or which otherwise contribute to Environmental Conditions arising solely from the activities of Sellers, or to the Knowledge of Sellers and Stockholders arising from any other activities, except to the extent that such releases or threatened releases do not constitute a condition of Environmental Noncompliance relating to any of the Real Property or Leaseholds.

                  (e) Except as disclosed on Sellers' Disclosure Schedule, there are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials at any of the Real Property or Leaseholds which were put in place by Sellers or, to the Knowledge of Sellers and Stockholders, by any other Person, and there are no abandoned underground storage tanks at any of the Real Property or Leaseholds.

                  (f) No Seller is subject to any Environmental Claims, no Environmental Claims have been threatened, nor, to the Knowledge of Sellers and Stockholders, is there any basis for any such Environmental Claims.

         Notwithstanding anything to the contrary contained in this Agreement, this Section 4.16 contains the sole representations and warranties of Sellers and Stockholders with respect to environmental matters.

         4.17 Permits; Compliance with Applicable Law.

                  (a) General. No Seller is in default under any, and each has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to it or to the Business or the assets and properties of Sellers as to which a default or failure to comply might result in any material adverse change in the condition, financial or otherwise, assets or properties of Sellers or the Business. Sellers have no Knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Sellers have not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) Permits. Set forth in the Asset Schedule are complete and accurate lists of all FCC Licenses applicable to the Stations, and all other permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority (collectively, the "Permits"), held by Sellers and applicable to the Business and/or the Stations. The Stations are operating in accordance with the Act and the FCC Licenses and are in compliance with the Act and the rules, regulations and policies of the FCC. The Permits are all of the permits, licenses, approvals, franchises, notices and authorizations required for the conduct of the Business as presently conducted. All of the Permits are in full force and effect, and Sellers have not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by Sellers under any of the FCC Licenses or, to the Knowledge of Sellers and Stockholders, any other Permits, and there is no default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any of the FCC Licenses or, to the Knowledge of Sellers and Stockholders, any other Permits. Except for the FCC Approval and as set forth in Sellers' Disclosure Schedule, the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits, or require the consent of any Person. Except as set forth in Sellers' Disclosure Schedule, Sellers are not required to be licensed by, and are not subject to the regulation of, any Governmental Authority by reason of the Business.

         4.18 Intellectual Property. The use of the Intellectual Property in connection with the operation of the Stations and in a manner consistent with past practices does not infringe upon the proprietary rights of any other Person. Citadel will, upon consummation of the transactions contemplated by this Agreement, possess adequate rights, licenses and other authority to use the Intellectual Property used by Sellers in the operation of the Stations following the Closing in the manner now operated, to the Knowledge of Sellers and Stockholders, without infringement or unlawful or improper use of any of the Intellectual Property. No current or former stockholder, partner, member, director, officer or employee of any Seller has any interest in any of the Intellectual Property, all of which will, as of the Closing, be free and clear of all Liens. Sellers have no Knowledge of any infringement by any Person upon the rights of Sellers with respect to the Intellectual Property. Sellers have not granted any outstanding licenses or other rights to any of the call letters, copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         4.19 Books and Records. The books of account of Sellers fairly and accurately reflect its income, expenses, assets and liabilities and have been maintained in accordance with good business practices. All of such books and records, to the extent included within the Purchased Assets, will be located on the date of the Closing on the business premises of the Stations.

         4.20 Related Party Obligations. Except as set forth on Sellers' Disclosure Schedule, no officer, director, shareholder, partner, member or Affiliate of any Seller, or any individual related by blood or marriage to any such Person, or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with any Seller, or has any material interest in any material property used by any Seller, which is material to the operation of the Stations.

         4.21 Disclosure. To the Knowledge of Sellers and Stockholders, no representation or warranty made under this Section 4 and none of the information furnished by Sellers or Stockholders set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                    SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF CITADEL

         In connection with the purchase and sale of the Purchased Assets under this Agreement and in order to induce Sellers and Stockholders to enter into and consummate the transactions contemplated by this Agreement, Citadel makes the following representations and warranties to Sellers and Stockholders, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         5.1 Organization and Qualification. Citadel is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority (a) to own its assets and properties and to conduct its business and (b) to enter into this Agreement and consummate the transactions contemplated hereby. Prior to the Closing, Citadel will be duly qualified to do business as a foreign corporation in the States of Tennessee and Alabama. Citadel has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its business.

         5.2 Authority. The execution and delivery of this Agreement by Citadel, the performance by Citadel of its covenants and agreements hereunder and the consummation by Citadel of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding agreement of Citadel, enforceable against it in accordance with its terms.

         5.3 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement by Citadel, nor the consummation of the transactions contemplated hereby by Citadel, (a) violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel; (b) violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (c) violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of the assets of Citadel is bound (including without limitation Citadel's credit agreement). Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in

Schedule 5.0 ("Citadel's Disclosure Schedule"), no consent, approval or authorization of, or filing with, any Governmental Authority or any other Person are required on the part of Citadel in connection with the execution and delivery of this Agreement by Citadel and the consummation of the transactions contemplated hereby by Citadel.

         5.4 FCC and HSR Act Qualifications. To the Knowledge of Citadel, Citadel is qualified as, and is not presently taking action or contemplating taking action which might disqualify it from being, under present law (including the Act) and present rules, regulations, policies and practices of the FCC, the DOJ or the FTC, the holder of the FCC Licenses or an owner or operator of the Stations.

         5.5 Litigation. As of the date of this Agreement, there is no claim, litigation or proceeding pending or, to Citadel's Knowledge, threatened against Citadel which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement or any Citadel Transaction Document.

         5.6 Available Funds. Citadel has, or will have on the date on which the Closing is to take place, sufficient funds available to pay the Purchase Price on such date.

         5.7 Disclosure. To Citadel's Knowledge, no representation or warranty contained in this Section 5 contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Section 5 not misleading.

                                    SECTION 6

                        AFFIRMATIVE COVENANTS OF SELLERS

         From and after the date of this Agreement and until the Closing, Sellers jointly and severally covenant and agree with Citadel to:

         6.1 Compliance With Law. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         6.2 Payment of Obligations. Fully discharge all Obligations of Sellers, except the Assumed Obligations, on a timely basis.

         6.3 Access. Afford Citadel and its authorized representatives, upon reasonable notice to Sellers, reasonable access during normal business hours to the Stations and the Stations' employees, and permit Citadel and its authorized representatives to examine all operations, equipment, properties and other assets, logs, books, relevant records, contracts and documents of Sellers pertinent to the Stations; provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Stations.

         6.4 Preservation of Organization. Conduct the business and operations of the Stations solely in the ordinary course of business consistent with past practices (except as otherwise contemplated by this Agreement and resulting from the transactions contemplated by this Agreement), and exercise all reasonable efforts to preserve the business organization of the Stations intact, and assist Citadel, as and when requested by Citadel, to preserve the present relationships of the Stations with employees, suppliers, advertisers and customers and others having business relationships with the Stations; provided, however, that nothing contained in this Agreement shall require Sellers to expend money in fulfillment of their obligations set forth in this Section 6.4 other than those expenditures that Sellers would have made in the ordinary course of the business of the Stations and consistent with past practices. Without limiting the generality of the foregoing, Sellers shall maintain their advertising and promotional expenditures for the Stations through the Closing in accordance with their budgets in effect as of the date of this Agreement.

         6.5 Books and Records. Maintain the books and records of Sellers in accordance with good business practices, on a basis consistent with past practices, and promptly make available to Citadel the books, records, tax returns, leases, contracts and other documents or agreements material to the Stations as Citadel, its counsel, accountants or other authorized representatives may from time to time reasonably request.

         6.6 Employees. Pay as and when the same shall become due and payable any amounts owed by Sellers to their employees who have performed services up to the time of Closing, whether fixed or accrued, for wages, vacation pay, sick pay, severance pay, employee benefits, damages and otherwise.

         6.7 Compliance with FCC Matters. Comply with the FCC Licenses applicable to the Stations and with the provisions of the Act, the rules, regulations and policies of the FCC, and with all other laws, ordinances, regulations, rules and orders of any Governmental Authority applicable to Sellers or to the Stations.

         6.8 Taxes. File all federal, state and municipal tax returns, reports and declarations required to be filed by Sellers prior to the Closing, and satisfy all Taxes related thereto, and either pay in full on or before the Closing or effect a proration pursuant to Section 10.2 for all accrued taxes attributable to Sellers, or their income, operations or properties, accruing through the Closing, regardless of whether such Taxes otherwise would have been then due and payable.

         6.9 Trade-Outs. Citadel shall assume as of the Closing the Trade Agreements existing as of the Closing and that have not yet been performed. To the extent that the aggregate liability of the Stations as of the Closing for unperformed time (valued at the prevailing rates at the time the Trade Agreements were agreed to) under the Trade Agreements (the "Trade Liabilities") exceeds the value of the goods and services to be received by the Stations or Citadel after the Closing under the Trade Agreements (the "Trade Receivables") by more than $10,000, the Purchase Price payable at the Closing shall be reduced by the amount by which such excess exceeds $10,000 (the "Trade Imbalance"). Sellers shall deliver to Citadel at the Closing a schedule of Trade Liabilities and Trade Receivables existing as of the Closing (the "Trade Schedule"). Sellers shall exercise reasonable efforts to minimize the amount of additional Trade Liabilities incurred after execution of this Agreement, and to prevent a Trade Imbalance. For purposes hereof, the term "Trade Agreements" means and includes those agreements entered into by any Seller for the sale of advertising time on the Stations for consideration other than cash. For purposes hereof, the value of Trade Receivables and the Trade Liabilities as of the Closing shall be the fair market value thereof, as previously agreed to by Sellers and the applicable vendor, and unperformed time for station advertising shall be valued at the Stations' prevailing rates at the time the Trade Agreements were entered into. Citadel shall assume Sellers' remaining obligations under such contracts.

         6.10 Supplemental Financial Statements. Sellers shall provide Citadel with copies of the monthly unaudited income statements and balance sheets applicable to the Stations prepared by Sellers in the ordinary course of business commencing with the month ending April 30, 2000 until Closing (collectively, the "Supplemental Financial Statements"). Sellers shall provide such Supplemental Financial Statements to Citadel promptly upon such Supplemental Financial Statements becoming available to Sellers. The Supplemental Financial Statements shall be subject to the representations and warranties as set forth in Section 4.4.

         6.11 Consents. Exercise all reasonable efforts to obtain, prior to the Closing, the consent and approval (in a form reasonably acceptable to Citadel) of any third parties whose consent or approval is necessary in connection with the consummation of the transactions contemplated hereby, with respect to the Assigned Contracts set forth on Sellers' Disclosure Schedule and requiring such consent. If any such consent or approval is not obtained, Sellers will use commercially reasonable efforts (not involving the payment of money to any Person) to secure an arrangement satisfactory to Citadel intended to provide for Citadel following the Closing the benefits under each Assigned Contract for which such consent or approval is not obtained; provided, however, that Citadel shall have the right to seek Damages from Sellers and Stockholders as a result of any failure by Sellers to obtain any consent or approval set forth on Sellers' Disclosure Schedule which is marked with an asterisk (collectively, the "Mandatory Consents"), and Sellers and Stockholders shall indemnify Citadel, in accordance with Section 14, for Damages incurred by Citadel as a result of Sellers' failure to obtain any Mandatory Consent.

         Nothing in this Agreement will constitute an assignment or transfer or an attempted assignment or transfer of any Assigned Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a Governmental Authority) unless such consent or approval is obtained.

         6.12 Further Information. Furnish to Citadel prior to the Closing such financial (including tax), legal and other information with respect to Sellers and the Stations as Citadel or its authorized representatives may from time to time reasonably request.

         6.13 Notice. Promptly notify Citadel in writing (a) upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Sellers or Stockholders set forth in this Agreement; and (b) of any litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against Sellers which challenges the transactions contemplated hereby, including any challenges to the FCC Applications, and shall use their reasonable best efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         6.14 Phase I Site Assessments. Perform or commission Phase I Site Assessments of the Real Property and such other studies, tests or reports of the Real Property and Leaseholds as Citadel or its lenders may reasonably require, and provide copies of the written reports for such assessments, studies, tests and reports to Citadel promptly upon such reports becoming available to Sellers. Such assessments, studies, tests and reports shall be performed by an environmental company reasonably acceptable to Citadel and its lenders. The cost and expense of all such assessments, studies, tests and reports shall be split equally between Sellers, on the one hand, and Citadel, on the other; provided, however, that the entire cost and expense of any required Phase II Site Assessment shall be borne by Sellers. If any of the assessments, studies, tests or reports indicate that any Real Property contains one or more conditions of Environmental Noncompliance, Sellers shall promptly commence remedial action to cure the conditions, and shall cure the conditions, prior to Closing; provided, however, that if the aggregate cost of such remedial action, as originally or thereafter estimated, together with the cost of any Phase II Site Assessments, exceeds $500,000, Sellers shall not be obligated to commence such remedial action to cure such conditions, and, if Sellers elect by written notice not to cure such conditions, Citadel shall be permitted, in its sole discretion, to terminate this Agreement (in which event the original Letter of Credit, Additional Letter of Credit and Escrow Amount (as applicable) shall be returned to Citadel and no party hereto shall have any further liability hereunder).

         6.15 Title Insurance and Surveys. Prior to Closing, Sellers shall cause each parcel of the Real Property to be surveyed by a registered professional surveyor (who shall be reasonably acceptable to Citadel) and Sellers shall cause ALTA surveys (which shall be in form satisfactory to remove the standard survey exception from the Owner's and Mortgagee's title insurance policies) to be delivered to Citadel at least 10 days prior to Closing. The cost and expense of all such surveys shall be split equally between Sellers, on the one hand, and Citadel, on the other. In addition, Sellers shall cooperate with Citadel in obtaining, at or prior to Closing, title insurance on the Real Property from a nationally recognized title insurance company acceptable to Citadel and its lenders in their reasonable judgment. Not later than 30 days prior to Closing, Sellers shall furnish to such title insurance company such documentation as may be reasonably required by it to issue extended Owner's and Mortgagee's title insurance policies which shall additionally be without exception as to the capacity, authority and execution of instruments by Sellers.

         6.16 Transfer Taxes and Expenses. Any and all realty transfer taxes and documentary stamps payable to the State of Tennessee or Alabama or any other Governmental Authority in connection with the transfer of the Real Property or the other Purchased Assets shall be shared equally and paid in equal parts by Sellers, on the one hand, and Citadel, on the other. Sellers shall be responsible for the cost of (a) deed preparation and (b) all matters of title clearance. Citadel shall be responsible for the cost of (a) recording the deeds and (b) title insurance premiums.

                                    SECTION 7

                          NEGATIVE COVENANTS OF SELLERS

         From and after the date of this Agreement and until the Closing, Sellers jointly and severally covenant and agree not to take, or not to cause to be taken, any of the following actions without Citadel's prior approval, which may not be unreasonably withheld:

         7.1 Sales, Transfers and Liens. Make any sale, transfer, assignment, conveyance, mortgage, hypothecation, encumbrance or other placement of any Lien on any of the Purchased Assets, except in the ordinary course of business, which does not materially interfere with the operations of the Stations, and which in the case of a sale, transfer or assignment, is replaced with an asset of equal or greater value, and, in the case of a conveyance, mortgage, hypothecation, encumbrance or other Lien, is released at or prior to the Closing.

         7.2 Assumed Obligations. Amend, terminate or renew any of the Assumed Obligations (including any renewal or termination resulting from the failure to provide, after the date of this Agreement, timely notice of nonrenewal or termination as required by the terms of any of the Assumed Obligations).

         7.3 Breaches, Defaults. Do any act or omit to do any act, or permit any act or omission to occur, that will cause a breach of any contract, commitment or obligation of it or them in any respect that would have a material adverse effect on the Purchased Assets or the business operations of the Stations as presently conducted.

         7.4 Obligations. Incur any Obligations except in the ordinary course of business in a manner consistent with past practices.

         7.5 Salary Increases. Increase any salary, other payments, disbursement or distributions in any manner or form to any employees of Sellers except (a) in the ordinary course of business consistent with past practices or (b) in accordance with the existing terms of contracts entered into prior to the date of this Agreement.

         7.6 Non-Solicitation. Directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire Sellers or the Stations in whole or in part, including without limitation an acquisition of all or substantially all of the assets of any Seller or any equity in any Seller.

                                    SECTION 8

                            COVENANTS OF STOCKHOLDERS

         From and after the date of this Agreement and until the Closing, Stockholders hereby jointly and severally covenant and agree with Citadel as follows:

         8.1 Compliance With Law. Stockholders shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated by this Agreement.

         8.2 Notice. Stockholders shall promptly notify Citadel in writing (a) upon the occurrence or the non-occurrence of any event of which they have Knowledge which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Sellers or Stockholders set forth in this Agreement; and (b) of any litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against Stockholders which challenges the transactions contemplated hereby, including any challenges to the FCC Applications, and shall use their reasonable best efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         8.3 Non-Solicitation. Stockholders shall not, directly or indirectly, solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire Sellers or the Stations in whole or in part, including without limitation an acquisition of all or substantially all of the assets of any Seller or any equity in any Seller.

                                    SECTION 9

                              COVENANTS OF CITADEL

         From and after the date of this Agreement and until the Closing (except with respect to Section 9.3, which shall survive the Closing), Citadel covenants and agrees with Sellers and Stockholders as follows:

         9.1 Compliance With Law. Citadel shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated by this Agreement.

         9.2 Notice. Citadel shall promptly notify Sellers in writing (a) upon the occurrence or the non-occurrence of any event of which they have Knowledge which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Citadel set forth in this Agreement; and (b) of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Citadel which challenges the transactions contemplated hereby, including any challenges to the FCC Applications, and shall use its reasonable best efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         9.3 Accounts Receivable. Subject to Citadel's receipt from Sellers at the Closing of a list (the "Accounts Receivable List") of accounts receivable of the Stations existing as of the Closing, exclusive of Trade Receivables, if any (the "Accounts Receivable"), for a period of 120 days commencing with the Closing Date (the "Citadel Collection Period"), Citadel, as agent for

Sellers, shall collect the Accounts Receivable in accordance with Citadel's normal collection processes and procedures. In no event shall Citadel be required to institute litigation or to retain third parties to institute collection procedures with respect to the Accounts Receivable. All remittances will be applied first to the oldest Accounts Receivable, unless the client asserts that a dispute exists with respect to a particular account or the client specifies the particular invoice to which the payment is to be applied, in which case the remittances shall be applied to the specific account and Citadel shall promptly notify Sellers of any dispute. Remittances collected by Citadel on behalf of Sellers shall be remitted to Sellers without offset of any kind within 10 days after the end of each calendar month during the Citadel Collection Period, and within five days after termination of the Citadel Collection Period. During the Citadel Collection Period, at Sellers' option, Sellers shall be permitted to collect the Accounts Receivable that remain outstanding after 60 days, or are disputed in writing by the relevant account debtor. Each remittance by Citadel to Sellers shall be accompanied by a written report from Citadel setting forth the aggregate amount of the Accounts Receivable and the aggregate amount of cash collections of such Accounts Receivable during the period for which payment is made, along with a breakdown by account debtor. At the end of the Citadel Collection Period, Citadel shall account for all collected Accounts Receivable and provide Sellers with all documentation related to uncollected Accounts Receivable, and Citadel shall have no further responsibilities with respect to any uncollected Accounts Receivables except to remit promptly to Sellers any amounts subsequently received by Citadel. Citadel shall have no obligation with respect to any Accounts Receivable it is unable to collect. After the end of the Citadel Collection Period, Sellers shall be entitled to collect any Accounts Receivable that remain uncollected.

         9.4 Non-Solicitation of Employees. If this Agreement is terminated, Citadel will not, beginning on the date hereof and continuing for a period of two years thereafter, without the prior written approval of Sellers, directly or indirectly, hire, solicit, encourage, entice or induce any Person who is employed by Sellers at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with Sellers (or any Affiliate of Sellers). Citadel agrees that any remedy at law for any breach by it of this Section 9.4 would be inadequate, and Sellers would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on Citadel by this Section 9.4 are too onerous and are not necessary for the protection of Sellers, the parties hereto agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

                                   SECTION 10

                       ADDITIONAL COVENANTS OF THE PARTIES

         10.1 Application for Assignment of FCC Licenses. As promptly as practicable after the signing of this Agreement, and in no event later than 10 Business Days after the signing of this Agreement, Sellers and Citadel shall file applications with the FCC (collectively, the "FCC Applications") requesting FCC consent to assignment of the licenses for the Stations (other than WOKI) from Sellers to Citadel (the "FCC Approval"). Citadel shall advance the filing fee for the FCC Applications, and Sellers shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). All other costs and expenses incurred by each party in connection with the filing and prosecution of the FCC Applications shall be paid by the party incurring the cost or expense. Sellers and Citadel shall prosecute the FCC Applications with all reasonable diligence and otherwise use their reasonable best efforts to obtain the grant of the FCC Applications as expeditiously as practicable. If the FCC Approval imposes any condition on any party hereto, such party shall use its reasonable best efforts to comply with such condition, including, but not limited to, any FCC Approval conditioned upon the outcome of a pending FCC rulemaking proceeding. Citadel shall provide Sellers, and Sellers shall provide Citadel, with a copy of any pleading, order or other document served on it relating to the FCC Applications. Neither Citadel nor Sellers shall, and each of them shall use its reasonable best efforts not to cause or permit any of its officers, directors, partners or other Affiliates to, take any action which could reasonably be expected to adversely affect the likelihood of the grant of the FCC Approval. If reconsideration or judicial review is sought with respect to the FCC Approval, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Section 15. In the event that the FCC denies the FCC Applications and such denial becomes a Final Order, this Agreement shall be terminated in accordance with the express terms and conditions of Section 15.

         10.2 Proration of Income and Expenses. All income and expenses arising from the conduct of the business and operation of the Stations shall be prorated between Citadel and Sellers as of the Closing Date in accordance with GAAP. Such prorations shall be based upon the principle that Sellers shall be entitled to all income earned and shall be responsible for all liabilities and obligations incurred or accruing in connection with the operation of the Stations until the Closing Date, and Citadel shall be entitled to all income earned and be responsible for such liabilities and obligations incurred or accruing in connection with its operation of the Stations thereafter. Such prorations shall include, without limitation, all ad valorem, real estate and other property Taxes (but excluding taxes arising by reason of the transfer of the Purchased Assets as contemplated hereby, which shall be paid as set forth in Section 6.16), business and license fees, music and other license fees, wages and salaries of employees, utility expenses, liabilities and obligations under all Assigned Contracts, rents, security deposits and similar prepaid and deferred items, and all other expenses attributable to the ownership and operation of the Stations. To the extent not known, real estate Taxes shall be apportioned on the basis of Taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained, which covenant shall survive the Closing.

                  (a) Within three Business Days prior to the Closing Date, Sellers shall deliver to Citadel a schedule setting forth their reasonable good faith estimates of all proration items, including all estimated accrued income and liabilities (the "Estimated Proration Schedule"), based upon the principles described above. The Purchase Price payable at Closing shall be adjusted in accordance with the Estimated Proration Schedule.

                  (b) Within 90 days after the Closing Date, Citadel shall prepare and deliver to Sellers an itemized list (the "Adjustment List") of its determination of all proration items based upon the proration principles described above and of the amounts described in Section 6.9 regarding Trade Agreements. Such list shall show the net amount of the increase or decrease, as applicable, to the Purchase Price (the "Adjustment Amount"). The Adjustment List shall be conclusive and binding upon Sellers unless Sellers provide Citadel with written notice of objection (the "Notice of Disagreement") within 30 days after Sellers' receipt of the Adjustment List, which notice shall state the adjustments proposed by Sellers (the "Sellers' Adjustment Amount"). Citadel shall have 15 days from receipt of a Notice of Disagreement to accept or reject the Sellers' Adjustment Amount. If Citadel rejects the Sellers' Adjustment Amount and the amount in dispute exceeds $5,000, within 10 days thereafter the dispute shall be submitted for determination by the Arbitrator (as specified in Section 3.4(d)), with instructions that such determination shall be made within 30 days after submission to the Arbitrator, and the Arbitrator's determination shall be final, conclusive and binding on Sellers and Citadel. Citadel and Sellers agree to share equally the cost and expenses of the Arbitrator, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than $5,000, such amount shall be divided equally between Citadel and Sellers. Payment by Citadel or Sellers, as the case may be, of the Adjustment Amount determined pursuant to this Section 10.2 shall be made by wire transfer within 15 days after the last to occur of (i) Sellers' acceptance of the Adjustment List or failure to give Citadel a timely Notice of Disagreement; (ii) Citadel's acceptance of the Sellers' Adjustment Amount or failure to reject the Sellers' Adjustment Amount within 15 days of receipt of a Notice of Disagreement; (iii) Sellers' rejection of the Adjustment Amount in the event the amount in dispute equals or is less than $5,000; and (iv) notice to Sellers and Citadel of the resolution of the disputed amount by the Arbitrator in the event that the amount in dispute exceeds $5,000.

         10.3 Brokerage. Sellers, Stockholders and Citadel represent and warrant to each other that no Person has provided services as a broker, agent or finder in connection with the transactions contemplated by this Agreement. Sellers, Stockholders and Citadel shall each indemnify and hold harmless the other for any and all claims or expenses, including attorneys' fees, asserted by any Person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated by this Agreement.

         10.4 Risk of Loss. If any loss or damage to any of the Purchased Assets occurs prior to the Closing (i) which has a material adverse effect on the Stations and (ii) such loss or damage is not susceptible of repair, replacement or restoration with sufficient, collectible insurance proceeds available for such purposes or by Sellers at their sole cost and expense to substantially the same condition as existed before such loss or damage, then the parties shall adjust the Purchase Price to reflect the diminution in value of the Stations attributable to the impairment of such assets.

         10.5 Actions With FCC. In the event any investigation, order to show cause, notice of violation, notice of apparent liability or a forfeiture, material complaint, petition to deny or informal objection is instituted or filed against any party hereto (whether in connection with the proceedings to approve the FCC Applications or otherwise), such party shall promptly notify the other party hereto in writing of such occurrence and shall thereafter immediately take all reasonable measures to contest the same in good faith and seek the removal or favorable resolution of such action, order, notice or complaint.

         10.6 HSR Filing. Each party shall use reasonable best efforts to prepare and, no later than 10 Business Days after the signing of this Agreement, file with the United States Federal

Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") any materials and information required to be filed with or provided to the FTC or the DOJ pursuant to the HSR Act with respect to the sale and purchase contemplated by this Agreement. Citadel and Sellers shall promptly supply any additional information which reasonably may be required or requested by the FTC or the DOJ. Citadel and Sellers shall take all such actions, and shall file and use reasonable best efforts to have declared effective or approved, all documents and notifications with any Governmental Authorities, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the transactions contemplated by this Agreement, including expiration of the waiting period under the HSR Act. Sellers, on the one hand, and Citadel, on the other, shall share equally the payment of the filing fees associated with any such filing. All other costs and expenses incurred by each party in connection with the filing and prosecution of any HSR filing shall be paid by the party incurring the cost or expense.

         10.7 Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate Governmental Authorities any other requests for approval or waiver that are required from such Governmental Authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

         10.8 Confidentiality. Each of the parties hereto will hold in confidence, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold in confidence, all non-public information received from another party hereto (collectively, "Confidential Information "); provided, however, that the term "Confidential Information" does not include any information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the party hereto which received such information (the "Recipient")), (b) was available to the Recipient from a source other than the other parties hereto or (c) has been independently acquired or developed by the Recipient without violating any of its obligations under this Agreement. The obligation to keep Confidential Information confidential shall not apply to any information that is required to be disclosed pursuant to any court action or any proceeding before a Governmental Authority. In the event this Agreement is terminated for any reason, each party hereto, upon the request of another party hereto, shall promptly return to the requesting party all copies of Confidential Information in its possession and shall destroy all analysis, studies and documents prepared by it which contain any Confidential Information.

         10.9 Cooperation. During the seven-year period immediately following the Closing, Citadel shall cooperate with Sellers in providing Sellers all information reasonably requested and permitting Sellers access to all records relating to the period of ownership of the Stations by Sellers prior to the Closing. The cost and expense in providing or permitting access to information hereunder shall be borne by Sellers. Sellers, as a condition to being provided with access to information hereunder, shall, at the request of Citadel, execute a confidentiality agreement in form and substance acceptable to Citadel in its reasonable discretion, which agreement shall not impair Sellers' right to discuss such matters with Governmental Authorities in connection with required filings, tax matters and litigation. Notwithstanding the foregoing,

Citadel may discard any such records during such seven-year period if (i) Citadel notifies Sellers of Citadel's intent to discard such records and (ii) Sellers do not, within 30 days after receipt of such notice, retrieve such records from Citadel's premises.

         10.10 Public Announcements. Citadel, on the one hand, and Sellers and Stockholders, on the other, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties and at such time.

         10.11 No Inconsistent Action. No party hereto shall take any action (a) inconsistent with its obligations under this Agreement or (b) that would hinder or delay the consummation of the transactions contemplated by this Agreement.

         10.12 Audited Financial Statements. Sellers and Stockholders recognize that Citadel and its parent, Citadel Communications Corporation, are public reporting companies and agree that Citadel shall be entitled at its expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Citadel and Citadel Communications Corporation as public reporting companies or registrants. Sellers and Stockholders agree to cooperate with Citadel and the auditing accountants as reasonably required by Citadel in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by GAAP.

         10.13 COBRA Matters. To the extent (a) Citadel is required to provide COBRA benefits to any employee (whether current, former or future) of Sellers or the Stations who does not become an employee of Citadel and (b) the benefits or reimbursement paid to, for or on behalf of each such employee under the COBRA benefits exceeds the premiums paid by each such employee for the COBRA benefits, Sellers and Stockholders shall reimburse Citadel in an amount equal to any such excess upon written demand therefor.

         10.14 Continued Employment of Station Employees.

                  (a) On the Closing Date, all active employees of Sellers at the Stations who are either identified on Sellers' Disclosure Schedule or are employed following the date hereof by Sellers in the ordinary course of business for the Stations consistent with past practice shall be offered employment by Citadel ("Transferred Employees"). The terms and conditions of Citadel's employment of the Transferred Employees shall be at will employment with such benefits as Citadel deems appropriate; provided, that Citadel shall comply with the terms of any Assigned Contract relating to any Transferred Employee listed on Sellers' Disclosure Schedule and assumed by Citadel.

                  (b) Except for the amount of accrued but unused vacation expense of Transferred Employees as of the Closing Date allocated against Sellers and for any severance payments due to Transferred Employees whose employment is terminated by Citadel after the Closing Date and for which Citadel will assume responsibility as of the Closing Date, Sellers shall be solely responsible for all wages, salaries and benefits (including all accrued vacation and sick days) which will or may become payable to any Transferred Employee in respect of any period of employment by Sellers prior to the Closing Date, and Citadel shall be solely responsible for any wages, salaries and benefits (including all accrued vacation and sick days) which will or may become payable to any Transferred Employee in respect of any period on and after the Closing Date.

                  (c) For purposes of determining the amount of any entitlement of any Transferred Employee under Citadel's vacation policy, Citadel will take into account and credit such Transferred Employee's length of service with Sellers and their predecessors, as well as with Citadel. With respect to all Transferred Employees, to the extent required by law, Citadel shall cause to be waived all limitations on benefits relating to any pre-existing conditions and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by such Transferred Employees and their dependents under the medical and dental plans in which they participate in the calendar year in which the Closing occurs.

                  (d) No provisions of this Agreement shall create any third party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof) of Sellers in respect of continued employment (or resumed employment) with Sellers or with Citadel.

                  (e) Sellers will cooperate with Citadel in all reasonable respects in connection with Citadel's employment of the Transferred Employees.

         10.15 Non-Solicitation of Employees. Sellers shall not, and shall not permit any of their Affiliates to, beginning on the Closing Date and continuing for a period of two years thereafter, without the prior written approval of Citadel, directly or indirectly, hire, solicit, encourage, entice or induce any Transferred Employee to terminate his or her employment with Citadel. Sellers agree that any remedy at law for any breach by them of this Section 10.15 would be inadequate, and Citadel would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on Sellers and their Affiliates by this Section 10.15 are too onerous and are not necessary for the protection of Citadel, the parties hereto agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

         10.16 WYSF-FM Transmitter Site. The main transmitter site for Station WYSF-FM ("WYSF") is currently located on leased premises at Red Mountain, Homewood, Alabama, pursuant to a lease which has expired and is currently month-to-month (the "WYSF Transmitter Lease"). Prior to the Closing, Sellers shall fully complete the relocation of the WYSF transmitter site and related equipment from its current leased site to Sellers' owned transmitter site which is used for Station WZRR-FM and located at 108 Industrial Drive, Birmingham, Alabama. Such relocation shall be at Sellers' sole cost and expense, including without limitation any equipment, engineering, moving, testing, FCC compliance and filing and proof of performance costs relating thereto. Such relocation shall be completed in a good and workmanlike manner, in accordance with all applicable laws, and such that WYSF's signal after the relocation is comparable to or better than its signal prior to the relocation. The WYSF Transmitter Lease shall not be an Assigned Contract at the Closing.

         10.17 WGFX-FM Tower Site.

                  (a) The main tower site for Station WGFX-FM ("WGFX") is currently located on leased premises at 3201 Dickerson Pike, Nashville, Tennessee. Sellers are parties to a letter agreement dated December 16, 1999 with Richland Towers (the "Richland Towers Agreement") regarding the proposed development of a broadcast tower located on the Real Property at Blevans Road, Interstate 24, Lickton, Tennessee (the "Lickton Property"). Pursuant to the Richland Towers Agreement, Sellers were considering allowing Richland Towers to construct a multi-use tower on the Lickton Property. Sellers shall notify Richland Towers that Sellers intend to build their own tower on the Lickton Property. The Richland Towers Agreement shall not be an Assigned Contract at the Closing. Sellers shall fully complete (i) construction of a broadcast tower facility, including a tower of not less than 1,281 feet and a transmitter building of not less than 1,000 square feet, on the Lickton Property for the purpose of broadcasting WGFX's signal from such facility and (ii) relocation of the WGFX tower site and related equipment from its current leased site to the new facility at the Lickton Property. Such construction and relocation shall be at Sellers' sole cost and expense, including without limitation any structures, equipment, engineering, moving, testing, FCC compliance and filing and proof of performance costs relating thereto. Such construction and relocation shall be completed in a good and workmanlike manner, in accordance with all applicable laws, and such that WGFX's signal after the construction and relocation is comparable to or better than its signal prior to the construction and relocation. To the extent that such construction and relocation cannot reasonably be completed by Sellers prior to the Closing, Sellers shall continue to bear, after the Closing, the costs and expenses contemplated by Section 10.17(a), unless at the Closing Citadel and Sellers can reasonably agree on the aggregate amount of such post-Closing costs and expenses, in which event such aggregate amount shall be deducted from the Purchase Price and forever retained by Citadel in lieu of Sellers' obligation pursuant to this sentence.

                  (b) In Citadel's sole discretion, Citadel may elect, by written notice delivered to Sellers not later than 30 days after the date hereof, to upgrade the new facility to be constructed on the Lickton Property (in terms of size, structure, strength, design, etc...) to accommodate tenants other than WGFX on and at such facility. In such event, (i) Citadel and Sellers shall work together to complete the plans for such construction to their reasonable satisfaction, (ii) Citadel shall be entitled to participate in the supervision of the construction and (iii) Citadel shall bear the incremental costs associated with such upgrade.

                                   SECTION 11

                                   THE CLOSING

         11.1 Closing Date. The Closing shall occur on a date mutually selected by Sellers and Citadel which is within 10 Business Days following the later of
(i) the date on which the FCC Approval as it applies to the last of the Stations to receive such FCC Approval, has become a Final Order or (ii) the date on which all applicable waiting periods under the HSR Act have expired or been terminated. The Closing shall begin at 10:00 a.m., local time, on the date of the Closing (the "Closing Date") at the offices of Egerton, McAfee, Armistead & Davis, P.C. in Knoxville, Tennessee, or at such place and time as the parties may mutually agree.

         11.2 Closing Documents. At the Closing:

                  (a) Sellers and Stockholders shall deliver to Citadel the following:

                           (i) instruments, in form and substance reasonably
                  satisfactory to Citadel and its counsel, pursuant to which the Purchased Assets are conveyed to Citadel and the Assigned Contracts are assigned to Citadel (including without limitation bills of sale, assignments, general warranty deeds and vehicle titles);

                           (ii) the original Letter of Credit and Additional
                  Letter of Credit (if applicable);

                           (iii) the opinion of Egerton, McAfee, Armistead &
                  Davis, P.C. as provided in Section 13.1;

                           (iv) the certificate of Sellers and Stockholders as
                  provided in Section 13.2;

                           (v) the certificates of existence of Sellers as
                  provided in Section 13.4;

                           (vi) the certificates of Sellers as provided in
                  Section 13.5;

                           (vii) the Mandatory Consents and other third party
                  consents obtained by Sellers; and

                           (viii) such other documents as may reasonably be
                  requested by Citadel or its counsel in connection with the Closing of the transactions contemplated hereby.

                  (b) Citadel shall deliver to Sellers and Stockholders the following:

                           (i) the Purchase Price shall be paid to DBC of
                  Tennessee, as agent for Sellers, in immediately available wire-transferred federal funds, less the Escrow

                  Amount (unless previously returned to Citadel), which shall be paid to DBC of Tennessee, as agent for Sellers, pursuant to the Escrow Agreement;

                           (ii) instruments, in form and substance reasonably
                  satisfactory to Sellers and their counsel, pursuant to which Citadel assumes the Assumed Obligations;

                           (iii) the opinion of Eckert Seamans Cherin & Mellott,
                  LLC as provided in Section 12.1;

                           (iv) the officer's certificate of Citadel as provided
                  in Section 12.2;

                           (v) the good standing certificate and certificates of
                  existence of Citadel as provided in Section 12.4;

                           (vi) the secretary's certificate of Citadel as
                  provided in Section 12.5; and

                           (vii) such other documents as may reasonably be
                  requested by Sellers or their counsel in connection with the Closing of the transactions contemplated by this Agreement.

                                   SECTION 12

          CONDITIONS TO SELLERS' AND STOCKHOLDERS' OBLIGATION TO CLOSE

         The obligation of Sellers and Stockholders to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Sellers and Stockholders in their sole discretion (other than those set forth in Sections
12.7 and 12.8):

         12.1 Opinion of Citadel's Counsel. Sellers and Stockholders shall have received an opinion of counsel for Citadel, dated the date of the Closing, in form and substance reasonably satisfactory to Sellers and Stockholders, to the effect that:

                  (a) Citadel is a corporation validly existing under the laws of the State of Nevada.

                  (b) Citadel is duly qualified to do business as a foreign corporation under the law of the States of Tennessee and Alabama.

                  (c) Citadel has the corporate power and authority to execute and deliver this Agreement and each of the other documents and instruments required to be executed or delivered by Citadel in connection with the transactions contemplated hereby (collectively with this Agreement, the "Citadel Transaction Documents") and to perform its obligations hereunder and thereunder.

                  (d) Citadel has duly authorized, by all necessary corporate action, the execution and delivery of the Citadel Transaction Documents and the performance of its obligations thereunder.

                  (e) Each of the Citadel Transaction Documents has been duly executed and delivered by Citadel, and constitutes a valid and binding obligation of Citadel, enforceable against Citadel in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                  (f) Neither the execution and delivery of the Citadel Transaction Documents by Citadel, nor the consummation of the transactions contemplated thereby by Citadel, (i) violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel; (ii) violates or will violate any law, rule or regulation or, to the Knowledge of such counsel, any writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (iii) to the Knowledge of such counsel, violates or will violate, or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under, or results or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of the assets of Citadel is bound and which is set forth on Citadel's Disclosure Schedule.

Nothing contained in this Section 12.1 shall require an opinion by such counsel with respect to FCC matters.

         12.2 Representations, Warranties and Covenants. The representations and warranties of Citadel contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and Citadel shall have complied with all of its covenants and agreements contained herein which were to be complied with at or prior to the Closing; and Citadel shall have delivered to Sellers and Stockholders a certificate to that effect, dated the Closing Date, signed by an officer of Citadel.

         12.3 No Litigation. No injunction relating to any action, suit or proceeding against any Seller or any Stockholder relating to the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued.

         12.4 Other Certificates. Sellers and Stockholders shall have received certificates as to the good standing or existence of Citadel in the States of Nevada, Tennessee and Alabama, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance satisfactory to Sellers and Stockholders, as Sellers and Stockholders shall have reasonably requested in connection with the transactions contemplated hereby.

         12.5 Corporate Action. All corporate action necessary to authorize the execution, delivery and performance by Citadel of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by Citadel, and Citadel shall have delivered to Sellers and Stockholders certified copies of the resolutions of Citadel's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions of this Agreement.

         12.6 Acts to be Performed. Each of the covenants, acts and undertakings of Citadel to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         12.7 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         12.8 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         12.9 Deliveries. Citadel shall have made or stand willing to make all of the deliveries required under Section 11.2(b).

                                   SECTION 13

                   CONDITIONS TO CITADEL'S OBLIGATION TO CLOSE

         The obligation of Citadel to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Citadel in its sole discretion (other than those set forth in Sections 13.9 and 13.10):

         13.1 Opinion of Sellers' and Stockholders' Counsel. Citadel shall have received an opinion of counsel for Sellers and Stockholders, dated the date of the Closing, in form and substance reasonably satisfactory to Citadel, to the effect that:

                  (a) DBC of Tennessee is a corporation duly organized and validly existing under the laws of the State of Tennessee.

                  (b) DBC of Alabama is a corporation duly organized and validly existing under the laws of the State of Tennessee and is duly qualified as a foreign corporation in and under the laws of the State of Alabama.

                  (c) Knoxville R/P Holder is a general partnership duly formed and existing under the laws of the State of Tennessee.

                  (d) Alabama R/P Holder is a limited liability company duly organized and validly existing under the laws of the State of Tennessee. Alabama R/P Holder is duly qualified to do business as a foreign limited liability company in and under the laws of the State of Alabama.

                  (e) Each Seller has the corporate, partnership or limited liability company (as applicable) power and authority to own its assets and properties and to conduct the Business and has all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business in the manner and in the locations presently owned and conducted.

                  (f) Each Seller has the corporate, partnership or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each of the other documents and instruments required to be executed or delivered by such Seller in connection with the transactions contemplated hereby (collectively with this Agreement, the Sellers' Transaction Documents") and to perform its obligations hereunder and thereunder.

                  (g) Each Seller has duly authorized, by all necessary corporate, partnership or limited liability company (as applicable) action, the execution and delivery of the Sellers' Transaction Documents and the performance of its obligations thereunder.

                  (h) Each of the Sellers' Transaction Documents has been duly executed and delivered by Sellers and Stockholders (to the extent a party thereto), and constitutes a valid and binding obligation of Sellers and Stockholders (to the extent a party thereto), enforceable against Sellers and Stockholders (to the extent a party thereto) in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                  (i) Neither the execution and delivery of the Sellers' Transaction Documents by Sellers or Stockholders, nor the consummation of the transactions contemplated thereby by Sellers or Stockholders, (i) violates or will violate any provision of the organizational documents of any Seller; (ii) violates or will violate any law, rule or regulation or, to the Knowledge of such counsel, any writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (iii) to the Knowledge of such counsel, violates or will violate or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which any Seller or any Stockholder is a party or by which any Seller, any Stockholder or any of the assets of any Seller or any Stockholder is bound and which is set forth on Sellers' Disclosure Schedule. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed on Sellers' Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Sellers and Stockholders in connection with the execution and delivery of the Sellers' Transaction Documents and the consummation of the transactions contemplated thereby.

                  (j) To the Knowledge of such counsel, except as disclosed on Sellers' Disclosure Schedule, there are no claims, disputes, actions, suits or proceedings pending or threatened against Sellers or the Stations.

                  (k) The Mergers were effected in accordance with all applicable laws.

Nothing contained in this Section 13.1 shall require an opinion of such counsel with respect to FCC matters.

         13.2 Representations, Warranties and Covenants. The representations and warranties of Sellers and Stockholders contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and Sellers and Stockholders shall have complied with all of their respective covenants and agreements contained herein which were to be complied with at or prior to the Closing; and Sellers and Stockholders shall have delivered to Citadel a certificate to that effect, dated the Closing Date, signed by an officer of each Seller and by each Stockholder.

         13.3 No Litigation. No injunction relating to any action, suit or proceeding against any Seller, any Stockholder or Citadel relating to the consummation of any of the transactions contemplated by this Agreement shall have been issued.

         13.4 Other Certificates. Citadel shall have received certificates as to the existence of DBC of Tennessee as a corporation in the States of Tennessee and Alabama, as to the existence of DBC of Alabama as a corporation in the States of Tennessee and Alabama, and as to the existence of Alabama R/P Holder as a limited liability company in the States of Tennessee and Alabama, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents customary for transactions of the nature provided for in this Agreement, in form and substance reasonably satisfactory to Citadel, as Citadel shall have reasonably requested in connection with the transactions contemplated by this Agreement.

         13.5 Authorizing Action. All action necessary to authorize the execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by each Seller, and Sellers shall have delivered to Citadel certified copies of the resolutions of the stockholders, partners, members and board of directors (as applicable) of each Seller authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of their officers and employees in carrying out the terms and provisions of this Agreement.

         13.6 Acts to be Performed. Each of the covenants, acts and undertakings of Sellers and Stockholders to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         13.7 Lien Searches. Sellers shall have delivered to Citadel lien (including UCC and tax) and judgment (including litigation) searches from the appropriate county and state agencies showing all Liens on the Purchased Assets, which searches shall be conducted not more than 30 days prior to the Closing. Such searches shall include the names of each Seller, the call letters of the Stations, predecessors of any of the foregoing during the past five years and any other names under which each Seller has done business during the past five years. Sellers may cause such searches to be prepared by a third party, in which case Sellers shall not be responsible for any inaccuracies in such lien searches unless Sellers have actual Knowledge of their inaccuracy. Notwithstanding the foregoing, Sellers and Stockholders shall remain responsible for satisfying any Lien on the Purchased Assets even if such searches are inaccurate.

         13.8 Mandatory Consents. All Mandatory Consents shall have been obtained.

         13.9 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         13.10 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         13.11 Deliveries. Sellers and Stockholders shall have made or stand willing to make all of the deliveries required under Section 11.2(a).

         13.12 Mergers. The Mergers shall have been effected in accordance with
Section 2.4.

                                   SECTION 14

                                 INDEMNIFICATION

         14.1 Indemnification by Sellers and Stockholders. Subject to the limitations and procedures set forth in this Section 14, Sellers and Stockholders shall jointly and severally indemnify and hold harmless Citadel from and against all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including, without limitation, reasonable fees and disbursements of counsel (hereinafter referred to collectively as "Damages"), which are sustained or incurred by Citadel, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of Sellers or Stockholders in this Agreement; (b) the breach of any of the representations or warranties made by Sellers or Stockholders in this Agreement; or (c) the operation of the Stations prior to the Closing.

         14.2 Indemnification by Citadel. Subject to the limitations and procedures set forth in this Section 14, Citadel shall indemnify and hold harmless Sellers and Stockholders from and against any and all Damages which are sustained or incurred by Sellers and Stockholders, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of Citadel in this Agreement; (b) the breach of any of the representations or warranties made by Citadel in this Agreement; or (c) the operation of the Stations by Citadel following the Closing (except to the extent such Damages relate to matters covered by Section 14.1).

         14.3 Procedure for Indemnification. In the event that any party to this Agreement shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section 14 or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Damages shall be made within 10 days of a final determination of a claim.

         A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         14.4 Survival.

                  (a) Sellers and Stockholders. Each of the representations and warranties made by Sellers and Stockholders in this Agreement shall survive for a period of 12 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Citadel, and upon the expiration of such 12-month period such representations and warranties shall expire except as follows: (i) the representations and warranties contained in Sections 4.6 and
4.11 shall expire at the time the period of limitations expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties contained in Section 4.16 shall expire on the fifth anniversary of the Closing Date; (iii) the representations and warranties contained in Section 4.17 shall expire at the time the latest period of limitations expires for the enforcement by an applicable Governmental Authority of any remedy with respect to which the particular representation or warranty relates; and (iv) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.8(a) and 4.8(f)(ii) shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by Citadel against Sellers, Stockholders or their successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing by notice in accordance with Section 16.3 within the applicable period shall not thereafter be barred.

                  (b) Citadel. Each of the representations and warranties made by Citadel in this Agreement shall survive for a period of 12 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Sellers and Stockholders, and upon the expiration of such 12-month period such representations and warranties shall expire, except that the representations and warranties contained in Sections 5.1, 5.2 and 5.3 shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by Sellers or Stockholders against Citadel or its successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing by notice in accordance with Section 16.3 within the applicable period shall not thereafter be barred.

         14.5 Limitation of Sellers' and Stockholders' Liability.
Notwithstanding anything in this Agreement to the contrary, Sellers' and Stockholders' obligation to indemnify Citadel shall be subject to the following:

                  (a) Threshold. Citadel shall not be entitled to recover Damages pursuant to clause (b) of Section 14.1 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 4.1, 4.2, 4.3, 4.6, 4.8(a) and 4.8(f)(ii)) until the aggregate of all such Damages suffered by Citadel exceeds $750,000 (the "Threshold"); provided, however, that once such aggregate exceeds the Threshold, Citadel may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. The aggregate liability of Sellers and Stockholders for Damages arising from the breach of any representation or warranty by Sellers or Stockholders in this Agreement shall be limited to $65,000,000, except that (i) the aggregate liability of Sellers and Stockholders for Damages arising from the breach of the representations and warranties contained in Sections 4.1 and 4.2 shall be limited to an amount equal to the Purchase Price and (ii) the aggregate liability of Sellers and Stockholders for Damages arising from the breach of the representations and warranties contained in Sections 4.6, 4.8(a), 4.8(f)(ii), 4.11 and 4.16 shall be limited to an amount equal to (x) the Purchase Price until the first anniversary of the Closing Date,
(y) 80% of the Purchase Price from the first anniversary of the Closing Date until the second anniversary of the Closing Date and (z) 60% of the Purchase Price thereafter.

                  (c) Exclusive Remedy. Except as provided in Section 15 and except with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Sellers or Stockholders, subsequent to the Closing, indemnification under this Section 14 shall be the exclusive remedy of Citadel with respect to any legal, equitable or other claim for relief based upon this Agreement or arising hereunder.

                  (d) Exceptions. The limitations set forth in this Section 14.5 shall not apply with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Sellers and Stockholders, nor shall there be any survival limitation for any such claim except as provided by applicable law.

         14.6 Limitation of Citadel's Liability. Notwithstanding anything in this Agreement to the contrary, Citadel's obligation to indemnify Sellers and Stockholders shall be subject to the following:

                  (a) Threshold. Sellers and Stockholders shall not be entitled to recover Damages pursuant to clause (b) of Section 14.2 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 5.1, 5.2 and 5.3) until the aggregate of all such Damages suffered by Sellers and Stockholders exceeds the Threshold; provided, however, that once such aggregate exceeds the Threshold, Sellers and Stockholders may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. The aggregate liability of Citadel for Damages arising from the breach of any representation or warranty by Citadel in this Agreement shall be limited to $65,000,000, except that the aggregate liability of Citadel for Damages arising from the breach of the representations and warranties contained in Sections 5.1 and 5.2 shall be limited to an amount equal to the Purchase Price.

                  (c) Exclusive Remedy. Except as provided in Section 15 and except with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Citadel, subsequent to the Closing, indemnification under this Section 14 shall be the exclusive remedy of Sellers and Stockholders with respect to any legal, equitable or other claim for relief based upon this Agreement or arising hereunder.

                  (d) Exceptions. The limitations set forth in this Section 14.6 shall not apply with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Citadel, nor shall there be any survival limitation for any such claim except as provided by applicable law.

         14.7 Waiver of Non-Compensatory Damages. No Indemnitee shall be entitled to recover from an Indemnitor for any Damages as to which indemnification is provided under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorneys' fees suffered by such party; and Citadel, Sellers and Stockholders waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to Damages under the indemnification provisions hereof.

                                   SECTION 15

                  TERMINATION OF AGREEMENT; ADDITIONAL REMEDIES

         15.1 Manner. This Agreement and the transactions contemplated hereby may be terminated prior to completion of the Closing:

                  (a) by mutual written consent of Citadel, Sellers and Stockholders;

                  (b) by either Citadel, on the one hand, or Sellers and Stockholders, on the other, upon providing written notice to the other party at any time after the date which is 12 months after the date of this Agreement if the FCC Approval has not been granted by the FCC, but only if the party providing such notice is not then in material breach of this Agreement;

                  (c) by Citadel, upon providing written notice to Sellers and Stockholders, if as of the time set for Closing any of the conditions in Section 13 (except Sections 13.9 and 13.10) has not been satisfied or waived by Citadel in writing, provided Citadel is not then in material breach of this Agreement;

                  (d) by Sellers and Stockholders, upon providing written notice to Citadel, if as of the time set for Closing any of the conditions in Section 12 (except Sections 12.7 and 12.8) has not been satisfied or waived by Sellers and Stockholders in writing, provided Sellers and Stockholders are not then in material breach of this Agreement;

                  (e) by Sellers and Stockholders, upon providing written notice to Citadel, if Citadel fails to consummate the transactions contemplated hereunder after all conditions in Section 13 have been satisfied, provided Sellers and Stockholders are not then in material breach of this Agreement;

                  (f) by Citadel, upon providing written notice to Sellers and Stockholders, if Sellers and Stockholders fail to consummate the transactions contemplated hereunder after all conditions in Section 12 have been satisfied, provided Citadel is not then in material breach of this Agreement;

                  (g) subject to Section 10.1, by either party upon denial by the FCC of the FCC Applications; and

                  (h) by either party if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other actions shall have become final and non-appealable (provided that such party is not then in material breach of this Agreement).

         15.2 Additional Remedies.

                  (a) In the event of the termination of this Agreement by Sellers and Stockholders pursuant to Section 15.1(d) or 15.1(e) (any such event being a "Draw Condition"), Sellers and Stockholders shall be entitled to draw upon and receive the proceeds of the Letter of Credit and the Additional Letter of Credit (if applicable) and to receive the Escrow Amount (if applicable); provided, however, that such aggregate amount received shall not constitute liquidated damages and, in addition to the proceeds of the Letter of Credit, the Additional Letter of Credit and the Escrow Amount (as applicable), Sellers and Stockholders shall be entitled to recover the amount (if any) by which their actual Damages resulting from such Draw Condition exceed $30,000,000. In the event of termination of this Agreement pursuant to any other provision of
Section 15.1 not constituting a Draw Condition, Sellers shall return the original Letter of Credit and, if applicable, the Additional Letter of Credit to Citadel, and Citadel shall be entitled to receive the Escrow Amount (if applicable). Citadel and Sellers shall execute and deliver any notice which is required to be delivered to the Escrow Agent under the Escrow Agreement as a result of (i) any termination of this Agreement and (ii) the occurrence of the Closing.

                  (b) The parties recognize and agree that Citadel has relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereunder, that the rights and benefits conferred upon Citadel herein are unique, and that damages may not be adequate to compensate Citadel in the event any Seller or any Stockholder improperly refuses to consummate the transactions contemplated hereunder. The parties therefore agree that Citadel shall be entitled, at its option and in lieu of terminating this Agreement pursuant to Section 15.1, to have this Agreement specifically enforced by a court of competent jurisdiction; provided, however, that Citadel may not specifically enforce this Agreement if it has previously terminated this Agreement and received the original Letter of Credit, the Additional Letter of Credit and the Escrow Amount (as applicable).

                                   SECTION 16

                                     GENERAL

         16.1 Survival of Representations and Warranties. Each representation and warranty herein contained shall survive the Closing as provided in Section 14.4, notwithstanding any investigation at any time made by or on behalf of any party to this Agreement.

         16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Tennessee.

         16.3 Notices. Any notices or other communications required or permitted under this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:

         To Citadel:              Citadel Broadcasting Company
                                  City Center West
                                  7201 West Lake Mead Blvd.
                                  Suite 400
                                  Las Vegas, NV  89128
                                  Attn: Donna L. Heffner
                                  Fax:  (702) 804-5936

         With a copy to:          Eckert Seamans Cherin & Mellott, LLC
                                  600 Grant Street
                                  44th Floor
                                  Pittsburgh, Pennsylvania  15219
                                  Attn: Gregory A. Weingart, Esq.
                                  Fax:  (412) 566-6099

         To Sellers or            Dick Broadcasting Company, Inc. of Tennessee
         Stockholders:            192 Lewis Street
                                  Greensboro, NC  27406
                                  Attn: J. Allen Dick, Jr.
                                  Fax:  (336) 273-2728

         With a copy to:          Egerton, McAfee, Armistead & Davis, P.C.
                                  507 S. Gay Street
                                  Suite 500
                                  Knoxville, TN  37902
                                  Attn: William W. Davis, Esq.
                                  Fax:  (865) 525-5293

         And to:                  Thompson Hine & Flory LLP
                                  1920 N Street, NW
                                  Suite 800
                                  1920 N Street, NW
                                  Washington, D.C. 20036
                                  Attn: Barry A. Friedman, Esq.
                                  Fax:  (202) 331-8330

or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

         16.4 Entire Agreement. This instrument supersedes all prior communications, understandings and agreements of or among the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to the transactions contemplated in this Agreement.

         16.5 Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         16.6 Schedules; Exhibits. All schedules and exhibits annexed to this Agreement are hereby incorporated in this Agreement by this reference.

         16.7 Expenses. Each party shall bear its own costs and expenses incurred by it in connection with the transactions pursuant to this Agreement.

         16.8 Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties or, in the case of a waiver, by the party waiving compliance.

         16.9 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of this Agreement at any time thereafter.

         16.10 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by Sellers or Stockholders without the prior written consent, in its sole discretion, of Citadel, or by Citadel without the prior written consent, in their sole discretion, of Sellers and Stockholders. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement.

         16.11 Prior Control. Until the Closing, Sellers shall maintain control of the Stations (other than WOKI).

         16.12 Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney's fees incurred in connection with the dispute from the other party.

         16.13 Time of the Essence; Computation of Time. Time is of the essence with respect to all dates and time periods contained in the covenants in this Agreement. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next Business Day.

         16.14 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

         16.15 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         16.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

         16.17 LIMITATION OF WARRANTIES. THE EXPRESS REPRESENTATIONS OF SELLERS CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS DO NOT MAKE OR PROVIDE, AND CITADEL HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ASSETS AND THE BUSINESS OF THE STATIONS AND AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY OF THE ASSETS COMPRISING THE BUSINESS OF THE STATIONS OR ANY PART THEREOF. SELLERS DISCLAIM AND NEGATE, AND CITADEL HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT.

         16.18 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which together shall constitute a single instrument. Signatures on this Agreement transmitted by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 9, 2000, effective as of April 30, 2000.

                                DICK BROADCASTING COMPANY, INC.
                                  OF TENNESSEE

                                By:  /s/ David Henderlight
                                   ---------------------------------
                                Its: Vice President
                                    --------------------------------


                                DICK BROADCASTING COMPANY, INC.
                                  OF ALABAMA

                                By:  /s/ David Henderlight
                                   ---------------------------------
                                Its: Vice President
                                    --------------------------------


                                DICK BROADCASTING COMPANY, INC.
                                  OF NASHVILLE

                                By:  /s/ David Henderlight
                                   ---------------------------------
                                Its: Vice President
                                    --------------------------------


                                DICK RADIO ALABAMA, INC.

                                By: /s/ David Henderlight
                                   ---------------------------------
                                Its: Vice President
                                    --------------------------------


                                DFT REALTY

                                By: THE ERIK DICK, IRREVOCABLE TRUST
                                    DATED DECEMBER 30, 1989


                                    By: /s/ James Allen Dick Jr.
                                       ----------------------------------
                                       James Allen Dick, Jr., Trustee


                  [Signatures continued on the following page]

                  [Signatures continued from the previous page]


                                  And  THE HARRY McALISTER IRREVOCABLE
                                  By:  TRUST DATED DECEMBER 30, 1989


                                       By: /s/ Emily Dick McAlister, Trustee
                                          --------------------------------------
                                           Emily Dick McAlister, Trustee

                                  And  THE FRANK HUNDLEY IRREVOCABLE
                                  By:  TRUST DATED DECEMBER 30, 1989


                                       By: /s/ Franklin Young Hundley, Trustee
                                          --------------------------------------
                                           Franklin Young Hundley, Trustee

                                       And
                                       By: /s/ Emily Dick McAlister, Trustee
                                          --------------------------------------
                                           Emily Dick McAlister, Trustee

                                  And  THE JAMES HUNDLEY IRREVOCABLE
                                  By:  TRUST DATED DECEMBER 30, 1989


                                       By: /s/ Franklin Young Hundley, Trustee
                                          --------------------------------------
                                           Franklin Young Hundley, Trustee

                                       And
                                       By: /s/ Emily Dick McAlister, Trustee
                                          --------------------------------------
                                           Emily Dick McAlister, Trustee

                                  And  THE ALEX DICK IRREVOCABLE
                                  By:  TRUST DATED DECEMBER 10, 1990


                                       By: /s/ James Allen Dick, Jr.
                                          --------------------------------------
                                           James Allen Dick, Jr., Trustee

                  [Signatures continued on the following page]

                  [Signatures continued from the previous page]


                                  And  THE DANIEL McALISTER IRREVOCABLE
                                  By:  TRUST DATED DECEMBER 10, 1990

                                       By: /s/ Emily Dick McAlister, Trustee
                                          --------------------------------------
                                           Emily Dick McAlister, Trustee


                                  And  THE KARL DICK IRREVOCABLE
                                  By:  TRUST DATED DECEMBER 31, 1992

                                       By: /s/ James Allen Dick, Jr.
                                          --------------------------------------
                                           James Allen Dick, Jr., Trustee


                                  And  THE PETER GEORGES IRREVOCABLE TRUST
                                  By:  DATED NOVEMBER 14, 1992

                                       By: /s/ Charles Arthur Dick, Trustee
                                          --------------------------------------
                                           Charles Arthur Dick, Trustee


                                  And  THE MATTHEW McALISTER IRREVOCABLE
                                  By:  TRUST DATED DECEMBER 20, 1993

                                       By: /s/  Emily Dick McAlister, Trustee
                                          --------------------------------------
                                           Emily Dick McAlister, Trustee


                                  And  THE CHARLES DICK IRREVOCABLE TRUST
                                  By:  DATED DECEMBER 22, 1993

                                       By: /s/ Charles Arthur Dick, Trustee
                                          --------------------------------------
                                           Charles Arthur Dick, Trustee


                  [Signatures continued on the following page]

                  [Signatures continued from the previous page]


                                  And  THE GINA AND MARILYN DICK
                                  By:  IRREVOCABLE TRUST DATED
                                       DECEMBER 1, 1995

                                       By: /s/ Charles Arthur Dick, Trustee
                                          --------------------------------------
                                          Charles Arthur Dick, Trustee


                                  DFT REALTY II, LLC

                                  By:  THE JEANNETTE DICK HUNDLEY
                                       IRREVOCABLE TRUST DATED
                                       NOVEMBER 14, 1992

                                       By: /s/ Franklin Young Hundley, Trustee
                                          --------------------------------------
                                          Franklin Young Hundley, Trustee

                                       And
                                       By: /s/ Emily Dick McAlister, Trustee
                                          --------------------------------------
                                           Emily Dick McAlister, Trustee


                                  And  THE JAMES ALLEN DICK IRREVOCABLE
                                  By:  TRUST DATED MARCH 24, 1995

                                       By: /s/ Emily Dick McAlister, Trustee
                                          --------------------------------------
                                           Emily Dick McAlister, Trustee

                                       And
                                       By: /s/ James Allen Dick, Jr., Trustee
                                          --------------------------------------
                                           James Allen Dick, Jr., Trustee

                  [Signatures continued on the following page]

                  [Signatures continued from the previous page]


                                       And
                                       By: /s/ Charles Arthur Dick, Trustee
                                          --------------------------------------
                                           Charles Arthur Dick, Trustee


                                  STOCKHOLDERS:


                                       /s/ James Allen Dick, Sr.
                                  ----------------------------------
                                  James Allen Dick, Sr.


                                      /s/ James Allen Dick, Jr.
                                  ----------------------------------
                                  James Allen Dick, Jr.


                                     /s/ Charles Arthur Dick
                                  ----------------------------------
                                  Charles Arthur Dick


                                     /s/ Emily Dick McAlister
                                  ----------------------------------
                                  Emily Dick McAlister


                                     /s/ Jeanette Dick Hundley
                                  ----------------------------------
                                  Jeannette Dick Hundley


                                  CITADEL BROADCASTING COMPANY


                                  By: /s/ Larry Wilson
                                     -------------------------------
                                  Its: Chairman and CEO
                                      ------------------------------

                         INDEX OF SCHEDULES AND EXHIBITS

Schedule 2.1        -    Asset Schedule
Schedule 2.2(f)     -    Excluded Personal Property
Schedule 2.3        -    Assumed Obligations
Schedule 4.0        -    Sellers' Disclosure Schedule
Schedule 5.0        -    Citadel's Disclosure Schedule


Exhibit A           -    Escrow Agreement
Exhibit B           -    Letter of Credit


[Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of these schedules and exhibits to the Securities and Exchange Commission upon request.]